Exhibit 10.18

Confidential

Execution Copy

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

between

Genelux Corporation

and

Newsoara BioPharma Co. Ltd

Dated as of September 27, 2021

Privileged & Confidential

Schedules

Schedule 1.43	Genelux Patents
Schedule 1.60	Licensed Virus
Schedule 1.104	V-VET1 Virus
Schedule 2.4.2	Payments for Derived Product
Schedule 4.1.4	Development Plan Proposal
Schedule 4.1.5	NSCLC Multi-Center Trial Plan
Schedule 4.1.5(f)	NSCLC Multi-Center Trial Budget
Schedule 7.4	Public Announcements

Privileged & Confidential

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of September 27, 2021 (the “Effective Date”) by and between Genelux Corporation, a company registered according to the laws of and incorporated in Delaware, with its principal place of business at 2625 Townsgate Road, Suite 230, Westlake Village, CA (“Genelux”) and Newsoara BioPharma Co. Ltd, a company registered according to the laws of China and incorporated in Shanghai, with its principal place of business at Room 413, Building 3, No. 1690 Cai Lun Road (“Newsoara”). Genelux and Newsoara are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Genelux possesses certain proprietary technology and intellectual property rights relating to the Licensed Viruses and Licensed Products; and

WHEREAS, Newsoara is a private company based in Shanghai China and is a comprehensive group pharmaceutical company that integrates pharmaceutical products research and development, production and business sales; and

WHEREAS, subject to the terms and conditions of this Agreement, Genelux wishes to grant to Newsoara, and Newsoara wishes to receive from Genelux, an exclusive license to Develop, Manufacture and Commercialize Licensed Viruses or Licensed Products in the Field in the Territory.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1 DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1. “Accounting Standard” means, with respect to a Party or its Affiliates or its or their sublicensees, GAAP, IFRS, or such other similar national or international standards as such Party, Affiliates or its or their sublicensees adopts, in each case, consistently applied.

1.2. “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3. “Agreement” has the meaning set forth in the preamble hereto.

1.4. “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the PRC Criminal Law and the PRC Anti-unfair Competition Law, each as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.5. “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities that may be in effect from time to time, including the PRC Drug Administration Law, the Implementing Regulations on the PRC Drug Administration Law, the PRC Drug Registration Regulation, the FFDCA, standards for Good Laboratory Practice (GLP), Good Clinical Practice (GCP) and Good Manufacturing Practice (GMP), and guideline of The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH), and the Anti-Corruption Laws.

1.6. “Arbitrators” has the meaning set forth in Section 11.4.3 (Arbitration Procedure).

1.7. “Arbitration Notice” has the meaning set forth in Section 11.4.2 (Arbitration Notice).

1.8. “Business Day” means a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in Shanghai, mainland China or the State of California, US are permitted or required to be closed by Applicable Law or executive orders.

1.9. “Breaching Party” has the meaning set forth in Section 10.2.1 (Termination for Material Breach).

1.10. “US Dollars” or “USD” means United States dollars, the lawful currency of the United States.

1.11. “Calendar Quarter” means each successive period of three (3) calendar months ending on March 31, June 30, September 30 and December 31.

1.12. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.13. “Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party, which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, or (b) any entity that is not an Affiliate of such Party becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party.

1.14. “Clinical Trial” means any clinical trial in human subjects that is designed to measure the safety and/or efficacy of a product and that is required by Applicable Law, or otherwise recommended by any Regulatory Authority, to obtain or maintain Regulatory Approval.

1.15. “Combination Product” means [***].

1.16. “Commercialization” means, in respect of a pharmaceutical product, any and all activities directed to the preparation for sale of, offering for sale of or sale of such product, including activities related to planning, market research, marketing, promoting, bidding and pricing, distributing and importing and exporting such product and interacting with Regulatory Authorities regarding any of the foregoing, but shall exclude Development and Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.17. “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities with respect to a Licensed Virus or a Licensed Product by Newsoara, the carrying out of such activities in a sustained and diligent manner and using efforts and resources comparable to the efforts and resources commonly used in the pharmaceutical industry for virus products of similar market potential at a similar stage in development or product life. “Commercially Reasonable Efforts” shall be determined on a country-by-country or region-by-region (where applicable) and Indication-by-Indication basis, without regard to the particular circumstances of Newsoara, including any other product opportunities of Newsoara (including Derived Molecules and Derived Products) and without regard to any payments owed by Newsoara to Genelux under this Agreement, but, notwithstanding the foregoing, shall take into account the competitiveness of the marketplace, Newsoara’s proprietary position with respect to such Licensed Virus or Licensed Product, applicable regulatory circumstances and the likelihood of success of Commercialization.

1.18. “Confidential Information” has the meaning set forth in Section 7.1 (Confidentiality Obligations).

1.19. “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 (Grants to Newsoara) or Section 2.4 (Grants to Genelux), to grant the other Party a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party; provided however that:

1.19.1. with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right that is in-licensed, acquired or obtained by any Party or its Affiliate from a Third Party after the Effective Date, “Control” of such item by such Party shall also be conditioned upon the other Party’s agreement that the other Party shall comply with the applicable terms and conditions of the agreement under which such Party or its Affiliates in-licenses, acquires or obtains such item, and pay all amounts that such Party or its Affiliates would be obligated to pay to the Third Party solely due to the grant, maintenance or exercise of a sublicense to the other Party under such item; and

1.19.2. in the event that any Party undergoes a Change of Control after the Effective Date, then such Party shall not be deemed to Control any item of Information, Regulatory Documentation, material, Patent or other intellectual property right of the acquirer or its Affiliate, except to the extent ay such item is already under such Party’s Control before such Change of Control transaction.

1.20. “Cost of Manufacturing” means, with respect to the Licensed Virus and Licensed Product supplied by Genelux to Newsoara:

1.20.1. [***]; and

1.20.2. [***];

in each case of 1.20.1 and 1.20.2, calculated in accordance with the applicable Accounting Standard; [***].

1.21. “Cover” means with respect to a particular subject matter at issue and a relevant Patent, but for rights granted to a Person under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims in such Patent (if the Valid Claim is still pending, then as if such Valid Claim had been issued).

1.22. “Cure Period” shall have the meaning set forth in Section 10.2.1 (Termination for Material Breach).

1.23. “Delivery System” means [***].

1.24. “Derived Molecule” means [***].

1.25. “Derived Product” means any pharmaceutical product in final form that is comprised of or contains Derived Molecule as an active ingredient, [***].

1.26. “Development” means, in respect of a pharmaceutical product, all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of IND, Drug Approval Applications and amendments/supplements, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such product. When used as a verb, “Develop” means to engage in Development.

1.27. “Disclosing Party” has the meaning set forth in Section 7.1 (Confidentiality Obligations).

1.28. “Dispute” has the meaning set forth in Section 11.4.1 (Escalation to Senior Officers).

1.29. “Drug Approval Application” means a New Drug Application as defined in the FFDCA, a Biological License Application as defined in the U.S. Public Health Service (PHS) Act, or any corresponding application for marketing a drug in any country or region in the Territory.

1.30. “Effective Date” has the meaning set forth in the preamble hereto.

1.31. “Enforcing Party” has the meaning set forth in Section 6.3.2 (Enforcement of Patents).

1.32. “Exploit” means, in respect of a pharmaceutical product, to make, have made, import, use, sell or offer for sale, including to research, reproduce, create, perform, modify, provide access to, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such product. “Exploitation” means the act of Exploiting a product.

1.33. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.34. “FFDCA” means the United States Federal, Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.35. “Field” means human diagnostic, prophylactic and therapeutic uses.

1.36. “First Commercial Sale” means, with respect to a Licensed Product and a country or region, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country or region after approval of a Drug Approval Application for such Licensed Product has been obtained in such country or region.

1.37. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.38. “Genelux” has the meaning set forth in the preamble hereto.

1.39. “Genelux Corporate Names” means those Trademarks, names and logos of Genelux or any of its Affiliates, as determined by Genelux, use of which is legally required or otherwise reasonably necessary to Develop or Commercialize the Licensed Viruses or the Licensed Products in the Field in the Territory.

1.40. “Genelux Know-How” means the Information Controlled by Genelux or any of its Affiliates as of the Effective Date or coming under Genelux’s or its Affiliate’s Control during the Term that is necessary for or actually used by Genelux in the Development, Manufacture, use or Commercialization of the Licensed Viruses or Licensed Products. For clarity, Genelux Know-How includes Genelux New Invention and its share in the Joint Invention.

1.41. “Genelux New Invention” has the meaning set forth in Section 6.1.1 (Ownership of Inventions).

1.42. “Genelux New Patent” has the meaning set forth in Section 6.1.1 (Ownership of Inventions).

1.43. “Genelux Patents” means all Patents in the Territory (and, solely for the purpose of the license granted to Newsoara in Section 4.1.5 (Clinical Trial for Indication of NSCLC), in the U.S.) Controlled by Genelux or its Affiliates as of the Effective Date or coming under Genelux’s or its Affiliate’s Control during the Term that Covers Licensed Virus or Licensed Product (including the composition of matter and method of making and using thereof), including but not limited to all Patents listed on Schedule 1.43 (Genelux Patents). For clarity, Genelux Patents includes Genelux New Patents and its share in the Joint Patents.

1.44. “Genelux Regulatory Documentation” means Regulatory Documentation Controlled by Genelux or any of its Affiliates as of the Effective Date or coming under Genelux’s or its Affiliate’s Control during the Term relating to the Licensed Viruses or the Licensed Products in the Field.

1.45. “Generic Version” means, with respect to a particular Licensed Product and a particular country or region, any pharmaceutical product sold in such country or region by a Third Party (excluding any Affiliate of Newsoara, Newsoara’s Sublicensee, distributor or other subcontractor, or any Person deriving any right to such product from Newsoara, its Affiliate or Sublicensee) that (a) contains substantially identical active ingredient(s) as such Licensed Product, including the nucleic acid sequence of the Licensed Virus contained in such Licensed Product; and (b) has received Regulatory Approval in such country or region on an expedited or abbreviated basis in a manner that relied on data submitted by any Party, its Affiliate, licensees or sublicensees for such Licensed Product in the Field in the Territory.

1.46. “Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power (including any fiscal, revenue, customs, or exercise authority body or official anywhere in the world), any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.47. “IFRS” means International Financial Reporting Standards, consistently applied.

1.48. “Improvement” means any invention, discovery, development or modification with respect to a Licensed Virus or a Licensed Product or relating to the Exploitation thereof, made by or on behalf of any Party after the Effective Date, and whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Licensed Virus or Licensed Product, any discovery or development of any new or expanded Indications for such Licensed Virus or Licensed Product, any diagnostic devices relating to such Licensed Virus or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Virus or Licensed Product.

1.49. “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.50. “Indemnification Claim Notice” has the meaning set forth in Section 9.3.1 (Notice of Claim).

1.51. “Indemnified Party” has the meaning set forth in Section 9.3.1 (Notice of Claim).

1.52. “Indemnifying Party” has the meaning set forth in Section 9.3.1 (Notice of Claim).

1.53. “Indication” means, with respect to a particular drug, a sign, a symptom or a medical condition which makes the use of that drug for treatment advisable. In respect of cancer, different [***] (e.g. [***]) and different [***] for which [***] shall also be considered separate Indications for this Agreement, however, provided [***]. For clarity, [***] (for example, [***] and [***] separate Indications.

1.54. “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, business plans, sale projections, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.55. “Infringement” has the meaning set forth in Section 6.3.1 (Notice).

1.56. “Invention” means any Information, Improvement, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is conceived or reduced to practice by a Party, either within or outside the scope of this Agreement.

1.57. “Joint Invention” means an Invention in which a contribution has been made by one or more employees, agents or contractors of Genelux and one or more employees, agents or contractors of the Newsoara, and which constitutes a joint invention under Applicable Law.

1.58. “Joint Patent” has the meaning set forth in Section 6.1.1 (Ownership of Inventions).

1.59. “Licensed Product” means any pharmaceutical product in final form that is comprised of or contains Licensed Virus as an active ingredient, [***].

1.60. “Licensed Virus(es)” means [***]

1.61. “Losses” has the meaning set forth in Section 9.1 (Indemnification of Genelux).

1.62. “Manufacture” and “Manufacturing” means, in respect of a pharmaceutical product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of such product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.63. “Material Breach” has the meaning set forth in Section 10.2.1 (Termination for Material Breach).

1.64. “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Newsoara, its Affiliates or its or their licensees to the first Third Parties for the sale of a Licensed Product (the “Invoiced Sales”), less the following deductions to the extent reasonable, customary and allocable to the sale of such Licensed Product:

1.64.1. [***]

1.64.2. [***]

1.64.3. [***]

1.64.4. [***]

1.64.5. [***]

1.64.6. [***]

1.64.7. Any of the deductions listed above that involves a payment by Newsoara, its Affiliates or its or their licensees shall be taken as a deduction in the Calendar Year in which the payment is accrued by such entity. [***]

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Newsoara, its Affiliates or its or their licensees, which must be in accordance with the applicable Accounting Standard.

1.65. “Newsoara” has the meaning set forth in the preamble hereto.

1.66. “Newsoara Corporate Names” means the Trademarks, names and logos of Newsoara or any of its Affiliates.

1.67. “Newsoara New Invention” has the meaning set forth in Section 6.1.1 (Ownership of Inventions).

1.68. “Newsoara New Patent” has the meaning set forth in Section 6.1.1 (Ownership of Inventions).

1.69. “NMPA” means the National Medical Products Administration of China and any successor agency thereto.

1.70. “Non-Breaching Party” has the meaning set forth in Section 10.2.1 (Termination for Material Breach).

1.71. “Notice of Breach” has the meaning set forth in Section 10.2.1 (Termination for Material Breach).

1.72. “NSCLC” means Non-Small Cell Lung Cancer.

1.73. “Olvi-Vec” means an oncolytic vaccinia virus containing three foreign gene expression cassettes, which cassettes are [***]; [***]; and [***], that is designated internally by Genelux as of the Effective Date as “Olvi-Vec”.

1.74. “Oncolytic Virus(es)” means any and all replication-competent viruses selected or engineered with a transgene to preferentially infect and kill cancer cells.

1.75. “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.76. “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.77. “Payment” means any payment due from Newsoara to Genelux under or pursuant to this Agreement.

1.78. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.79. “Phase I Clinical Trial” means a human clinical study of a product, the principal purpose of which is a preliminary determination of safety (whether in healthy individuals or in patients), as described in 21 C.F.R. 312.21(a) in the U.S., or other corresponding Applicable Law in a country or region in or outside the Territory.

1.80. “Phase II Clinical Trial” means a human clinical study that has the primary purpose to determine the feasibility, safety or efficacy of a product in potential Indications, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Study (or equivalent outside the U.S.) of such product, as further defined in 21 C.F.R. 312.21(b) in the U.S., or other corresponding Applicable Law in a country or region in or outside the Territory.

1.81. “Phase III Clinical Trial” means, with respect to a product, a Pivotal Clinical Trial or a clinical study in humans performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a Drug Approval Application (or equivalent marketing authorization) by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c) in the U.S., as amended from time to time, or other corresponding Applicable Law in a country or region in or outside the Territory.

1.82. “Pivotal Clinical Trial” means, with respect to a particular Licensed Product, a pivotal clinical trial of such Licensed Product that is, or is designed to be, the final clinical trial conducted necessary to support the filing of a Drug Approval Application for such Licensed Product in the applicable Territory.

1.83. “Product Trademarks” means the Trademark(s) used or to be used by Newsoara or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Product in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, but excluding, in any event, any Genelux Corporate Names, any Newsoara Corporate Names and any Trademarks that consist of or include any corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees).

1.84. “PRROC” means Platinum-Resistant/Refractory Ovarian Cancer. Platinum status shall be based on Platinum-Free Interval (PFI), which is defined as the time from last dose of the most recent platinum-based regimen to subsequent disease progression based on radiological assessment. Platinum-Refractory means PFI of less than one month (including progression while on platinum-based therapy), and Platinum-Resistant means PFI of one to six months.

1.85. “Receiving Party” has the meaning set forth in Section 7.1 (Confidentiality Obligations).

1.86. “Regulatory Approval” means, with respect to a particular Licensed Product or Derived Product and a particular country or region, any and all approvals (including approvals of Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of such a Licensed Product or Derived Product in such jurisdiction, including, where applicable, (a) any IND, clinical trial approval or notification, approval of Drug Approval Application, and supplements and amendments thereto; (b) pricing or reimbursement approval in such jurisdiction, (c) pre-approval and post-approval marketing authorizations (including any prerequisite Manufacturing or distribution approval or authorization related thereto), and (d) labeling approval.

1.87. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Viruses, Licensed Products, Derived Molecules or Derived Products anywhere in the world, including the FDA, and NMPA.

1.88. “Regulatory Documentation” means: all (a) applications (including all INDs, , Drug Approval Applications and Drug Master Files (DMFs) and any amendments and supplements), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data results, analyses, publications, and reports contained or referred to in any of the foregoing; in each case ((a), (b) and (c)) relating to a Licensed Virus, Licensed Product, Derived Molecule or Derived Product.

1.89. “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Governmental Authority with respect to a pharmaceutical product, including without limitation orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, and rights similar thereto, provided that, such Regulatory Exclusivity for a Licensed Product in a country or region shall be deemed to expire if any Generic Version of the Licensed Product receives all Regulatory Approvals necessary for the Commercialization of the such Generic Version in such country or region and such Generic Version is commercially sold in such country or region.

1.90. “Royalty Term” means, with respect to a Licensed Product, and each region in the Territory, the period beginning on the date of First Commercial Sale of such Licensed Product in such region and ending on the last to occur of: (a) the expiration of the last to expire Genelux Patent (including any applicable patent term extension) in such region that contains either (i) an issued Valid Claim that Covers the Licensed Product (including the Licensed Virus contained therein, and including the composition of matter and method of making and using thereof) or (ii) a pending Valid Claim that Covers the sequence of the Licensed Virus contained therein; (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such region; and (c) the expiration of all Regulatory Exclusivity for such Licensed Product in such region.

1.91. “Senior Officer” means, with respect to Genelux, its Chief Executive Officer (or equivalent) and with respect to Newsoara, its Chief Executive Officer (or equivalent).

1.92. “Sublicensee” means a Person, other than Genelux or Newsoara, that is granted a sublicense by Newsoara (directly or indirectly) as provided in Section 2.2.1 (Sublicense).

1.93. “Tax” or “Taxes” means any and all applicable tax and taxes (including any value added tax or sales tax, stamp or other duty, levy, impost, or withholding of any nature and howsoever called or described) by whomsoever and wheresoever imposed, levied, collected or assessed.

1.94. “Term” has the meaning set forth in Section 10.1 (Term and Expiration).

1.95. “Territory” means Mainland China, Taiwan, Hong Kong, and Macau.

1.96. “Third Party” means any Person other than Genelux, Newsoara and their respective Affiliates.

1.97. “Third Party Claims” has the meaning set forth in Section 9.1 (Indemnification of Genelux).

1.98. “Third Party Infringement Claim” has the meaning set forth in Section 6.4 (Infringement Claims by Third Parties).

1.99. “Third Party Patent Right” means any Patent of a Third Party, which the Exploitation of any Licensed Virus or any Licensed Product in the Field and in the Territory by Newsoara, any of its Affiliates or any of its or their Sublicensees or distributors or customers infringes or is reasonably expected to infringe.

1.100. “Third Party Trademark Claim” has the meaning set forth in Section 6.8.3 (Third Party Claims).

1.101. “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.102. “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.103. “Valid Claim” means (a) a claim of an issued and unexpired licensed patent related to a Licensed Product or Licensed Virus which has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction by a final decision (which decision is not appealable or has not been appealed within the time allowed for appeal), including through disclaimer or reissue or (b) a claim of a pending patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such patent application has not been pending for more than the greater of [***] years since its earliest claimed priority date. If a claim ceases to be Valid Claim because it has been pending for more than [***] years, and such claim subsequent issues, then such claim shall again be considered a Valid Claim under this Agreement upon its issuance.

1.104. “V-VET1 Virus” means the Oncolytic Virus set forth in Schedule 1.104 (V-VET1 Virus).

ARTICLE 2 GRANT OF RIGHTS

2.1. Grants to Newsoara. As of the Effective Date, subject to Sections 2.2 (Sublicenses), Sections 2.3 (Restrictions) and the other terms and conditions of this Agreement, Genelux hereby grants to Newsoara:

2.1.1. License Grant for Licensed Products. An exclusive (including with regard to Genelux and its Affiliates but subject to Genelux’s retained rights as set forth in Section 2.5 (Genelux Retained Rights)), royalty-bearing license and right of reference, with the right to grant sublicenses and further right of references through multiple tiers in accordance with Section 2.2.1 (Sublicenses), under the Genelux Patents and to use the Genelux Know-How and Genelux Regulatory Documentations to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Viruses and the Licensed Products in the Field in the Territory; and

2.1.2. License Grant for Derived Products. An exclusive (including with regard to Genelux and its Affiliates but subject to Genelux’s retained rights as set forth in Section 2.5 (Genelux Retained Rights)), royalty-free license and right of reference, with the right to grant sublicenses and further right of references through multiple tiers in accordance with Section 2.2.1 (Sublicenses), under the Genelux Patents and to use the Genelux Know-How and Genelux Regulatory Documentations to generate Derived Molecules in the Field in the Territory and to Develop, Manufacture, Commercialize or otherwise Exploit the Derived Molecules and the Derived Products in the Field in the Territory.

2.2. Sublicenses.

2.2.1. Sublicenses. Newsoara shall have the right to grant sublicenses (or further rights of reference) through multiple tiers under the licenses and right of reference in Section 2.1 (Grants to Newsoara) to its Affiliates or Third Parties; provided that (a) each Sublicense must be consistent with the terms and conditions of this Agreement, and Newsoara will remain responsible and liable for the performance of such Sublicensee under such sublicensed rights to the same extent as if such activities were conducted by Newsoara, and will cause the Sublicensee to comply with the terms and conditions of this Agreement; and (b) Newsoara shall obtain prior written consent from Genelux for any sublicense to Third Parties, which consent shall not be unreasonably withheld, delayed or conditioned; except that such consent shall not be required, [***]. Within [***] ([***]) days after the effective date of any Sublicense, Newsoara shall provide Genelux with a copy of the sublicense agreement, except that Newsoara may redact terms that are not necessary for Genelux to confirm the Sublicense’s compliance with the terms and conditions of this Agreement.

2.3. Restrictions.

2.3.1. Restrictions for Genelux.

(a) Genelux shall not, and shall obligate any of its Affiliates or any of its and their licensees, sublicensees, (sub)contractors or distributors to not, distribute, market, promote, offer for sale or sell any Licensed Virus, Licensed Product, Derived Molecule or Derived Product, [***]. Genelux shall, within [***] ([***]) days after learning that any Licensed Virus, Licensed Product, Derived Molecule or Derived Product sold by or under authority of Genelux have been sold, distributed or dispensed within the Territory (except for supply to Newsoara), notify Newsoara in writing of all pertinent information relating to such occurrence and the actions Genelux plans to take in response thereto.

(b) After the Effective Date and during the Term, Genelux shall not Develop or Commercialize any Licensed Virus, Licensed Product, Derived Molecule or Derived Product in the Field in the Territory, and shall not grant any Third Party any right and license to do so, other than the performance of Genelux’s obligations and exercise of Genelux’s rights hereunder in accordance with the terms of this Agreement.

(c) After the Effective Date and during the Term, Genelux shall not Develop or Commercialize the V-VET1 virus in the Field in the Territory.

2.3.2. Restrictions for Newsoara.

(a) Newsoara shall not, and shall obligate any of its Affiliates or any of its and their licensees, sublicensees, (sub)contractors or distributors to not, distribute, market, promote, offer for sale or sell any Licensed Virus, Licensed Product, Derived Molecule or Derived Product, [***]. Newsoara shall, within [***] ([***]) days after learning that any Licensed Virus, Licensed Product, Derived Molecule or Derived Product sold by or under authority of Newsoara under this Agreement have been sold, distributed or dispensed outside of the Territory, notify Genelux in writing of all pertinent information relating to such occurrence and the actions Newsoara plans to take in response thereto.

(b) After the Effective Date and during the Term, Newsoara shall not Develop (except for the conduct of the NSCLC Multi-Center Trial in the US pursuant to Section 4.1.5 (Clinical Trial for Indication of NSCLC) or other obligations hereunder), Manufacture, or Commercialize any Licensed Virus, Licensed Product, Derived Molecule or Derived Product outside the Field and/or the Territory, and shall not grant any Third Party any right and license to do so.

2.4. Grants to Genelux.

2.4.1. Grants to Genelux for Licensed Product. Newsoara hereby grants, and shall cause its Affiliates and its and their Sublicensees to grant to, Genelux an exclusive, fully paid, royalty free, perpetual, irrevocable, and sublicensable (through multiple tiers) license and right of reference under all Patents, Information, Regulatory Documentations that are (a) Controlled by Newsoara or its Affiliates and (b) developed or generated, or used or applied, submitted or received, by or on behalf of Newsoara, its Affiliates or Sublicensees in the Development, Manufacture, Commercialization or Exploitation of the Licensed Viruses and Licensed Products to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Viruses and the Licensed Products outside the Field and/or Territory. Newsoara shall ensure that, except as required by Applicable Laws, Newsoara Controls all Patents, Information, Regulatory Documentations that are developed or generated, submitted or received, by or on behalf of Newsoara, its Affiliates or Sublicensees in the Development, Manufacture, Commercialization or Exploitation of the Licensed Viruses and Licensed Products so that Newsoara can license the same to Genelux as set forth above. For clarity, Genelux shall have the right to sublicense the rights obtained from Newsoara pursuant to this Section 2.4.1 (Licensed Product) only with its Affiliates or sublicensees that agree to grant reciprocal rights to Newsoara.

2.4.2. Grants to Genelux for Derived Product.

(a) Newsoara hereby grants, and shall cause its Affiliates and its and their Sublicensees to grant to, Genelux an exclusive, royalty bearing, and sublicensable (through multiple tiers) license and right of reference under all Patents, Information, Regulatory Documentations that are (i) Controlled by Newsoara or its Affiliates and (ii) developed or generated, or used or applied, submitted or received, by or on behalf of Newsoara, its Affiliates or Sublicensees in the Development, Manufacture, Commercialization or Exploitation of the Derived Molecules and Derived Products to Develop, Manufacture, Commercialize or otherwise Exploit the Derived Molecules and the Derived Products outside the Territory.

(b) Without limiting Section 4.1.9 (Development Reports) or 4.1.10 (Data Sharing), Newsoara shall provide Genelux with access to its database that contains all data and results generated from the Development of the Derived Molecules and Derived Products. After reviewing such data, if Genelux elects to Develop any Derived Molecule or Derived Product outside the Territory, Genelux shall notify Newsoara, and Newsoara shall provide reasonable technology transfer and assistance for such Derived Molecule and Derived Product and Sections 4.1.1 (Technology Transfer) and 4.1.2 (Material Supply) shall apply mutatis mutandis to such technology transfer (except that only the initial [***] FTE hours of assistance shall be free of charge).

(c) If Genelux Develops, Manufactures and/or Commercializes any Derived Product outside the Territory, or notifies Newsoara of its intention in accordance with Section 2.4.2(b), Genelux shall pay to Newsoara in accordance with Schedule 2.4.2 (Payments for Derived Product).

2.5. Genelux Retained Rights. Notwithstanding the exclusive license granted to Newsoara under Section 2.1 (Grants to Newsoara), Genelux hereby expressly retains the right under Genelux Patents, Genelux Know-How and Genelux Regulatory Documentation in the Field in the Territory in order to perform its obligations under this Agreement, whether directly or through its Affiliates, licensees, sublicensees or contractors. For clarity, Genelux retains the exclusive right to use, practice, license and otherwise exploit the Genelux Patents, Genelux Know-How and Genelux Regulatory Documentation outside the scope of the license granted to Newsoara under Section 2.1 (Grants to Newsoara), including the exclusive right to develop, make, have made, use, sell, offer for sale and import the Licensed Viruses, Licensed Products, Derived Molecules and Derived Products outside the Territory. Genelux also retains the non-exclusive right to make and have made the Licensed Viruses, Licensed Products, Derived Molecules and Derived Products in the Territory, provided that, before Genelux entrusts any Third Party to make or have made the Licensed Viruses, Licensed Products, Derived Molecules or Derived Products in the Territory, Genelux shall provide a written notice of its intention to Newsoara, and if Newsoara intend to make or have made the Licensed Viruses, Licensed Products, Derived Molecules or Derived Products in the Territory and supply to Genelux, then Newsoara shall have [***] ([***]) days to negotiate in good faith with Genelux to reach a supply agreement for the Licensed Viruses, Licensed Products, Derived Molecules or Derived Products.

2.6. No Implied Licenses; Negative Covenant. Except as expressly set forth herein, no license or other right or interest under any Patents, Information, Regulatory Documentation or other intellectual property of Genelux is granted (by implication or otherwise) to Newsoara under this Agreement. Newsoara shall not, and shall not permit any of its Affiliates or Sublicensees to, use, practice or exploit any Genelux Patents, Genelux Know-How and Genelux Regulatory Documentation outside the scope of the license granted by Genelux to Newsoara under Section 2.1 (Grants to Newsoara) of this Agreement.

2.7. Non-Compete. During the Term of this Agreement, except for the Development, Manufacture, Commercialization and Exploitation of the Licensed Viruses, Licensed Products, Derived Molecules and Derived Products in the Field in the Territory in accordance with the terms and condition of this Agreement (including Section 2.8 (Limitation on Development of Derived Product)), neither Newsoara nor any of its Affiliates or Sublicensees shall, directly or indirectly, develop, commercialize, promote, make, have made, sell, offer for sale, import and/or export, or enter into any collaboration or license agreement with any Third Party in connection with the development, commercialization, promotion, manufacture, sale, offering for sale, importation and/or exportation of, (a) any vaccinia virus(es) anywhere in the world, and (b) any type of virus strain and virus product for NSCLC or PRROC anywhere in the world, provided that, if the Parties permanently cease the Development of Olvi-Vec in NSCLC or PRROC or if Olvi-Vec has been approved in NSCLC or PRROC, then the limitation under the (b) above for NSCLC or PRROC in which the Development of Olvi-Vec has ceased or Olvi-Vec has been approved shall no longer apply, and Newsoara, its Affiliates and Sublicensees shall have the right to develop, commercialize, promote, make, have made, sell, offer for sale, import and/or export any type of virus strain and virus product other than vaccinia virus(es) in NSCLC or PRROC in which the Development of Olvi-Vec has ceased or Olvi-Vec has been approved.

2.8. Limitation on Development of Derived Product. Notwithstanding anything to the contrary, Newsoara shall not Develop any Derived Molecule or Derived Product in NSCLC or PRROC unless and until the earlier of (a) the Parties permanently cease the Development of Olvi-Vec in such Indication or (b) Olvi-Vec has been approved in such Indication in the Territory.

ARTICLE 3

GOVERNANCE

3.1. Formation. Within [***] days following the Effective Date, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”). [***] From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party. Each Party shall ensure that, at all times during the existence of the JSC, such Party’s representatives (initial or replacement) on the JSC have appropriate expertise for the then-current stage of Development, Regulatory Approval, Manufacture or Commercialization of Licensed Product and Derived Product and have the authority to bind such Party with respect to matters within the purview of the JSC.

3.2. Duties. The JSC shall be responsible for:

(a) to review, discuss and coordinate the overall strategy for the Development and Manufacturing of Licensed Products and Derived Products, including related regulatory activities in different territory to ensure consistent global marketing of Licensed Products;

(b) to review, discuss and approve any proposed amendments or revisions to the Development Plan, including protocol of Clinical Trials for the Licensed Products in the Field in the Territory;

(c) to review and discuss (but not approve) the Commercialization Plan of Licensed Product in the Field in the Territory and any proposed amendments or revisions to such plan;

(d) to coordinate the Commercialization of Licensed Products and Derived Products in different territory to ensure consistent global marketing of Licensed Products;

(e) facilitating the transfer of Genelux Know-How;

(f) facilitating the exchange of data and know-how related to the Licensed Products and Derived Products, including the clinical data and safety data;

(g) facilitating the exchange of other information related to the Development, Regulatory Approval, Manufacture and Commercialization of Licensed Products and Derived Products;

(h) establish joint project teams to manage the execution of NSCLC Multi-Center Trial of Olvi-Vec and collaboration regarding the Development of Olvi-Vec in Ovarian Cancer in the Territory; and

(i) undertaking or approving such other matters as are specifically assigned to the JSC in this Agreement.

3.3. JSC General Provisions. The JSC shall meet at such times as are agreed to by the representatives of each Party, but no less than once each month during the first year after the Effective Date and once each quarter thereafter, and on an ad hoc basis as and when necessary as reasonably requested by a Party. Such meetings may be either in person or via telephone or videoconference. The location of in-person meetings will alternate between US and China unless otherwise agreed to by the Parties. The responsibility for keeping minutes shall alternate between the Parties, beginning with Genelux. [***]. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party and shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. If the quorum is met, the JSC shall take action by consensus of the representatives present at a meeting with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. All the written or verbal communications by the JSC shall be made in English, including but not limited to the meetings, agenda, presentations, meeting minutes, follow up email and report exchanges.

3.4. Disputes. If there is a matter within the JSC’s authority for which the JSC is unable to reach unanimous approval within [***] ([***]) Business Days after such issue or lack of consensus was raised at a JSC meeting, then Newsoara will have the final decision making authority with respect to all matters concerning the Development, Manufacture or Commercialization of the Licensed Products in the Field in the Territory; provided, however, that [***]. For clarity, the JSC may discuss but shall have no decision-making authority with respect to the Development, Manufacture or Commercialization of the Licensed Products outside the Field and/or outside the Territory.

3.5. Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 (Governance) and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.6. Discontinuation of JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JSC; or (b) Genelux providing written notice to Newsoara of its intention to disband and no longer participate in the JSC. Once the Parties mutually agree or Genelux has provided written notice to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 3.4 (Disputes) and other terms and conditions of this Agreement.

ARTICLE 4 DEVELOPMENT, REGULATORY, TRANSITION AND

COMMERCIALIZATION ACTIVITIES

4.1. Development.

4.1.1. Technology Transfer. Within [***] days of the Effective Date of the Agreement, the Parties shall coordinate and agree to a technology transfer plan, pursuant to which Genelux shall disclose and make available to Newsoara the Genelux Know-How that is [***]. Upon Newsoara’s request, Genelux will provide reasonable technical assistance in connection with such transfer (either at Genelux’s facility or by teleconference). Newsoara shall reimburse Genelux for both out-of-pocket cost and internal cost incurred by Genelux to provide such technical assistance, except for the internal cost of the first [***] hours of assistance, which shall be provided at Genelux’s cost. For clarity, all Genelux Know-How and technical assistance (including those related Manufacturing transfer under Section 4.4.1 (Manufacture Transfer)) will be provided only in the English language, and Newsoara shall be responsible for the translation of Genelux Know-How into the Chinese language at Newsoara’s own cost and expense. For clarity, the technology transfer under this Section 4.1.1 (Technology Transfer) shall not include Genelux Know-How related to the Manufacture of the Licensed Viruses and Licensed Products, which will be transferred pursuant to Section 4.4.1 (Manufacture Transfer).

4.1.2. Material Supply. Upon Newsoara’s request and to the extent specifically set forth in the technology transfer plan, Genelux shall provide to Newsoara reasonable amount of certain materials (including but not limited to [***] in Genelux’s possession and created by or on behalf of Genelux in connection with Newsoara’s (or its Affiliates) Development of the Licensed Viruses and Licensed Products. Newsoara shall reimburse Genelux for both out-of-pocket cost and internal cost incurred by Genelux to provide such materials. [***]. All such materials will be provided AS IS without any warranty and will be delivered to Newsoara EXW (Incoterms 2020) at Genelux’s facility. Genelux shall retain ownership and title to such materials at all times, and Newsoara (a) shall use such materials solely for the purpose to Develop the Licensed Viruses, Licensed Products, Derived Molecules and Derived Products under this Agreement, and (b), unless otherwise specified in this Agreement, shall not transfer or provide access to such materials to any Third Party other than its subcontractors (subject to the requirements set forth in Section 4.5, and excluding [***] and Regulatory Authorities (to the extent required by Applicable Laws) without Genelux’s prior written consent. For clarity, Newsoara acknowledges the proprietary nature of the materials provided by Genelux, including Licensed Virus(es), even though some or all of the sequence of the virus may be publicly available.

4.1.3. Diligence.

(a) After the Effective Date, as between the Parties, Newsoara shall be solely responsible for all aspects of the Development of the Licensed Viruses and the Licensed Products in the Field in the Territory at Newsoara’s own cost and expense. Newsoara shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for Licensed Product in the Field in the Territory.

(b) Without limiting the foregoing, Newsoara shall: (i) [***] within [***] months after [***]; (ii) [***] within [***] months after [***]; and (iii) maintain active clinical Development for the Licensed Products through submission of the first Drug Approval Application to NMPA. For the purpose of clause (iii), “active clinical Development” shall require Newsoara to [***] during any consecutive [***] period [***]. The deadlines and time period set forth in clauses (i), (ii) and (iii) may be extended to the extent that Newsoara’s inability to [***] is caused by delay outside of Newsoara’s reasonable control, including [***]; provided that Newsoara shall immediately notify Genelux of any such delay, and shall promptly undertake and continue all Commercially Reasonable Efforts necessary to [***] as soon as reasonably practicable. Failure to meet the deadlines set forth above due to delay outside Newsoara’s reasonable control shall not be considered a breach of this Agreement by itself.

(c) Subject to the terms and conditions of this Agreement, Newsoara may elect, in its sole discretion, at any time during the Term of this Agreement, to Develop any Derived Molecule and Derived Product in the Field in the Territory at Newsoara’s own cost and expense. Newsoara shall have no diligence obligations with respect to any Derived Molecules or Derived Product, but any decision or efforts by Newsoara to Develop or Exploit any Derived Molecules and Derived Products must not reduce the efforts, resources, and other commitments devoted by Newsoara to the Development and Commercialization of Olvi-Vec in the Field in the Territory, and Newsoara may not prioritize the Development or Commercialization of any Derived Molecule or Derived Product over the Development and Commercialization of Olvi-Vec.

(d) If Newsoara conducts clinical Development of other Oncolytic Virus product, in order to ensure that Newsoara prioritizes the Development of Olvi-Vec over other Oncolytic Virus products, Newsoara shall ensure that (i) [***]; (ii) [***]; and (iii) Newsoara shall [***].

4.1.4. Development Plan.

(a) All Development of the Licensed Viruses and Licensed Products by or on behalf of Newsoara under this Agreement (except for the NSCLC Multi-Center Trial, which shall be conducted pursuant to Section 4.1.5 (Clinical Trial for Indication of NSCLC)) shall be conducted pursuant to a comprehensive written Development plan that sets forth the timeline, budget and other details of all clinical and regulatory activities to be conducted by or on behalf of Newsoara to obtain Regulatory Approval of the Licensed Products in the Field in the Territory (the “Development Plan”). As of the Effective Date, Newsoara has proposed an initial Development Plan, which is attached hereto as Schedule 4.1.4 (Development Plan Proposal); after the Effective Date, the JSC will meet and review the Development Plan Proposal in accordance with Article 3. From time to time, [***], Newsoara shall propose updates or amendments to the Development Plan in consultation with Genelux and submit such proposed updated or amended plan to the JSC for review, discussion, and approval. Once approved by the JSC, the updated or amended Development Plan shall become effective.

(b) The Parties contemplate that the Development of the Licensed Viruses and Licensed Products in the Field in the Territory shall initially be focused on the Development of Olvi-Vec. Therefore, Newsoara agrees that the technology transfer and material supply under Sections 4.1.1 (Technology Transfer) and 4.1.2 (Material Supply) shall initially be limited to those related to Olvi-Vec, and technology transfer and material supply for other Licensed Virus(es) shall be provided only in accordance with Section 4.1.4(c) below.

(c) Upon Newsoara’s request, Genelux shall provide Newsoara with access to its database that contains all data and results Controlled by Genelux and related to the Licensed Viruses in Genelux’s library of Oncolytic Viruses. After reviewing such data, through the JSC, the Parties shall discuss and agree on an initial screening protocol, which may include screening of the virus library to be conducted by Genelux or by a mutually agreed Third Party laboratory, at Newsoara’s cost and expense, and may include a visiting scientist from Newsoara. Newsoara then shall prepare an update to the Development Plan that includes such mutually agreed screening protocol and further Development of Licensed Viruses selected from such screening work. Based on such updated Development Plan, the Parties shall discuss and agree on the number of viruses in Genelux’s library to be transferred to Newsoara on an annual basis, which shall be based on mutual capacity of the Parties. For clarity, Newsoara’s final decision-making authority in the JSC shall not apply to the decision on the screening protocol and the number of viruses to be transferred, and Genelux shall not be required to transfer the entire virus library to Newsoara.

4.1.5. Clinical Trial for Indication of NSCLC. Newsoara shall use Commercially Reasonable Efforts to conduct a multi-center Phase II Clinical Trial for Olvi-Vec with regard to the Indication of NSCLC in mainland China and the US (“NSCLC Multi-Center Trial”) at Newsoara’s own cost and expense in accordance with the plan of NSCLC Multi-Center Trial, which is set forth in Schedule 4.1.5 (NSCLC Multi-Center Trial Plan). For clarity, the plan of NSCLC Multi-Center Trial shall not be changed without the mutual consent of both Parties. Subject to this Schedule 4.1.5 (NSCLC Multi-Center Trial Plan). and other terms and conditions of this Agreement, and in addition to the license under Section 2.1 (Grants to Newsoara), Genelux hereby grants to Newsoara a non-exclusive license under Genelux Patents, Genelux Know-How and Genelux Regulatory Documentations solely to conduct the NSCLC Multi-Center Trial in the US as set forth below.

(a) A project team will be formed and managed by the JSC for the NSCLC Multi-Center Trial under this Section 4.1.5 (Clinical Trial for Indication of NSCLC), and the project team shall consist of at least one (1) representative from Genelux;

(b) The project team shall, under the oversight of the JSC, conduct the site selection and sample size allocation in the US/China and exert every effort to design a study (e.g., treatment regimen, inclusion/exclusion criteria) to meet the requirements of both the US FDA and China NMPA, to support Regulatory Approval in both the US and China;

(c) The project team shall, under the oversight of the JSC, utilize systems of Third Parties, e.g. [***], for global data management and safety reporting;

(d) Under the oversight of the project team, Newsoara will engage and manage [***] or another mutually agreed contract research organization (the “CRO”) for the NSCLC Multi-Center Trial under this Section 4.1.5 (Clinical Trial for Indication of NSCLC) on an operational basis;

(e) Genelux shall be the sponsor of the NSCLC Multi-Center Trial in the US. Unless otherwise required by the Applicable Laws, Genelux shall also be the sponsor of the NSCLC Multi-Center Trial in China. Through the JSC, the Parties shall jointly prepare the protocol of the NSCLC Multi-Center Trial and Genelux shall have the right to approve such protocol (such approval shall not be unreasonably delayed, withheld or conditioned). Each Party shall prepare and submit IND and other Regulatory Documentations for the NSCLC Multi-Center Trial in its territory (i.e., Genelux in the US and Newsoara in China). As the sponsor of the trial, Genelux shall have the right to review and approval selection of clinical sites, investigators and Regulatory Documentations prepared by Newsoara;

(f) Newsoara shall bear all costs and expenses of the NSCLC Multi-Center Trial, including investigators, and institutional review board payments; CRO and pass-through payments; central and hospital lab payments; clinical supply (study drug) payments to cover Genelux’s Cost of Manufacturing for the Licensed Products, placebos and other study materials, if any, but excluding the cost and expenses of regulatory filing in the US; provided, however, that if the Parties agree to change or broaden the design of the NSCLC Multi-Center Trial that increases the cost and expense of the trial above the budget set forth in Schedule 4.1.5(f) (NSCLC Multi-Center Trial Budget), then the Parties shall discuss a mechanism to share the extra cost in good faith;

(g) As part of the initial technology transfer under Section 4.1.1 (Technology Transfer), Genelux shall provide reasonable technical support to Newsoara and CRO, if required in order to initiate the NSCLC Multi-Center Trial;

(h) Newsoara shall initiate the NSCLC Multi-Center Trial promptly after receiving approval for the conduct of such Clinical Trial from either the FDA or NMPA, whichever is earlier (i.e. if FDA approves the NSCLC Multi-Center Trial first, Newsoara shall initiate such Clinical Trial in the US first while waiting for NMPA approval). If additional study or clinical trial is required by NMPA to initiate the NSCLC Multi-Center Trial in China, Newsoara shall conduct such study or clinical trial at its own cost and expense (for clarity, such cost and expense shall not come from the budget of the NSCLC Multi-Center Trial as set forth in Schedule 4.1.5(f) (NSCLC Multi-Center Trial Budget)).

(i) Notwithstanding Section 6.1 (Ownership of Intellectual Property) or anything to the contrary herein, between Parties, all data and results generated from the NSCLC Multi-Center Trial shall be jointly owned by the Parties unless otherwise required by the Applicable laws. Each Party shall and hereby does assign to the other Party one half undivided interest in and to all such data and results. For clarity, each Party’s joint interest (or sole interest if joint ownership is not permitted by Applicable Law) in such data and results are subject to the licenses granted to the other Party under this Agreement.

(j) If the NSCLC Multi-Center Trial is not completed for any reason, the full amount budgeted for the NSCLC Multi-Center Trial on Schedule 4.1.5 (NSCLC Multi-Center Trial Plan) has not been expanded on such Clinical Trial, and Genelux wishes to conduct an alternative Clinical Trial of Olvi-Vec or an alternative Licensed Product or Derived Product, within [***] of such termination of the NSCLC Multi-Center Trial, Genelux shall propose to conduct such alternative Clinical Trial jointly with Newsoara as a multi-center trial that includes sites both in and outside the Territory. If Newsoara agrees to jointly conduct such alternative Clinical Trial (which agreement shall include agreement on the alternative Licensed Product or Derived Product that is the subject of such trial, and not be unreasonably withheld, delayed or conditioned), Newsoara shall contribute the remaining amount of the budget to the cost of such alternative Clinical Trial. If Newsoara does not agree to jointly conduct such a multi-center trial (including disagreement regarding the alternative Licensed Product or Derived Product that is the subject of such trial), then Genelux shall have the right to conduct such alternative Clinical Trial outside the Territory on its own, and Newsoara shall reimburse Genelux for the cost of such alternative Clinical Trial up to the remaining amount of the budget.

4.1.6. Clinical Trial for Indication of Ovarian Cancer. Except pursuant to a protocol for PRROC approved by Genelux in accordance with Section 3.4(iii), Newsoara shall not initiate any Clinical Trial of Olvi-Vec in the Indication of Ovarian Cancer in the Territory until Genelux obtains the Regulatory Approval of Olvi-Vec for any Ovarian Cancer in the US. Through a joint project team established by the JSC, the Parties shall collaborate and Genelux shall have the right to review and provide comments regarding the Development of Olvi-Vec in Ovarian Cancer in the Territory.

4.1.7. New Indications. Any new Indications (other than NSCLC and Ovarian Cancer as set forth in Sections 4.1.5 (Clinical Trial for Indication of NSCLC) and 4.1.6 (Clinical Trial for Indication of Ovarian Cancer)) of the Licensed Products may be investigated in the Territory after completion of two Clinical Trials in Sections 4.1.5 (Clinical Trial for Indication of NSCLC) and 4.1.6 (Clinical Trial for Indication of Ovarian Cancer), or at the time mutually agreed to by Genelux and Newsoara. Genelux shall consider in good faith Newsoara’s request to initiate the Development of Licensed Products in such new Indications before the completion of the two Clinical Trials in Sections 4.1.5 (Clinical Trial for Indication of NSCLC) and 4.1.6 (Clinical Trial for Indication of Ovarian Cancer).

4.1.8. Development Records. Newsoara shall maintain complete, current and accurate records of all Development activities for Licensed Product and Derived Product conducted by or on behalf of Newsoara hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Newsoara shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and cGMP). Genelux shall have the right to review and copy such records maintained by Newsoara at reasonable times and to obtain access to the original to the extent necessary for regulatory purposes or for other legal proceedings.

4.1.9. Development Reports. Newsoara shall keep Genelux reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development of the Licensed Products and Derived Products. Without limiting the foregoing, at each regularly scheduled JSC meeting, Newsoara shall provide Genelux with a detailed written report (including plans, budgets, progress and results of such Development work) for review and discussion of such Development activities it has performed, or caused to be performed, since the preceding report (or, with respect to the first such report, since the Effective Date), its Development activities in process and the future activities it expects to initiate during the following twelve (12)-month period.

4.1.10. Data Sharing. Subject to all Applicable Law of China, the US, and any other relevant jurisdiction, including those relating to privacy and protection of personal data, Newsoara will provide Genelux with all data, including: (a) [***]; (b) [***] (collectively, “Sharing Data”), in each case of (a) and (b), Controlled by Newsoara and generated by or on behalf of Newsoara or its Affiliates, contractors, or Sublicensees through the Development of the Licensed Products and Derived Products for use by Genelux, its Affiliates and sublicensees with respect to the Development, Manufacture, Regulatory Approval and Commercialization of Licensed Products and Derived Products outside the Field and/or the Territory. Subject to all Applicable Law, including those relating to privacy and protection of personal data, Genelux will provide Newsoara with Sharing Data that are Controlled by Genelux and generated by or on behalf of Genelux or its Affiliates or licensees through the Development of the Licensed Products and Derived Products for use by Newsoara, its Affiliates and Sublicensees with respect to the Development, Manufacture, Regulatory Approval and Commercialization of Licensed Products and Derived Products in the Field in the Territory. Each Party shall have the right to share the data obtained from the other Party pursuant to this Section 4.1.10 (Data Sharing) only with its Affiliates or sublicensees that undertake the same obligations regarding data sharing, in particular pursuant to the foregoing sentences.

4.2. Regulatory Activities.

4.2.1. Regulatory Approvals. Newsoara shall have the sole right, at Newsoara’s own cost and expense, to prepare, submit, obtain, and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other submissions (including INDs) to Regulatory Authorities, and to conduct communications with the Regulatory Authorities, for Licensed Products and Derived Products in the Field in the Territory, in the name of Newsoara (except for the NSCLC Multi-Center Trial, which shall be in the name of Genelux as the sponsor of the trial), or if required or advisable under any Applicable Law, jointly with its designee. Genelux shall, and shall cause its Affiliates or sublicensees to, reasonably cooperate with Newsoara, at Newsoara’s reasonable request and at Newsoara’s cost and expense, with respect to any regulatory matters for which Newsoara is responsible. If Newsoara pursues Regulatory Approval of a Licensed Product through the import drug registration pathway in the Territory, Newsoara shall be responsible for filing each regulatory filing in the Territory for each Licensed Product as an imported product in Genelux’s name and Genelux shall initially be the holder of the Regulatory Approval for each Licensed Product as an imported product in the Territory, and Genelux hereby designates Newsoara or Newsoara’s designee as Genelux’s regulatory agent and exclusive general distributor for such Licensed Products in Territory; provided that Newsoara shall reimburse Genelux for all costs and expenses incurred, and indemnify Genelux against all Losses, in connection with any regulatory activities conducted by Newsoara or its designee in Genelux’s name (for clarity, Newsoara shall not have the right to incur any obligations or waive any rights for Genelux). However, upon Newsoara’s reasonable request, Genelux shall promptly assist and cooperate with Newsoara and use commercially reasonable effort to submit an application for changing a Licensed Product into a domestic drug registration pathway in Territory. Newsoara shall not (a) communicate with any Regulatory Authority having jurisdiction outside the Territory regarding the Licensed Products or Derived Products, unless so ordered by such Regulatory Authority, in which case Newsoara shall immediately notify Genelux of such order; or (b) submit any Regulatory Documentations or seek Regulatory Approvals for the Licensed Products or Derived Products outside the Field or Territory. As between the Parties, Genelux shall be responsible for all regulatory activities relating to the Licensed Products and Derived Products outside the Territory, including those related to the NSCLC Multi-Region Trial, and Newsoara shall reasonably cooperate with and assist Genelux in connection with such regulatory activities.

4.2.2. Regulatory Documentations. Newsoara shall provide Genelux with drafts of all Regulatory Documentations (including IND and Drug Approval Application) prepared by Newsoara, its Affiliates and Sublicensees relating to the Licensed Products and Derived Products no later than a reasonable time (no less than [***] ([***]) Business Days in any event) prior to submission for review and comment, and shall consider and implement in good faith any comments received from Genelux. In addition, Newsoara shall provide Genelux with copies (electronic and/or hard copies at Genelux’s request) of any Regulatory Documentations relating to the Licensed Products and Derived products submitted to or received from any Regulatory Authority within [***] ([***]) Business Days after submission or receipt, and shall notify Genelux of any other material communication relating to the Licensed Products or Derived Products with any Regulatory Authority within [***] ([***]) Business Days after such communication. If any such Regulatory Documentation is not in the English language, per the request of Genelux, Newsoara shall also provide Genelux with an English translation thereof as soon as practicable at Genelux’s own cost and expense, except that Newsoara shall provide English translation of correspondence (including notes of oral communications) with the Regulatory Authority related to the NSCLC Multi-Center Trial (excluding information in the IND dossier that is provided by Genelux, but Newsoara shall provide English translation of new information added by Newsoara in the IND dossier) at Newsoara’s own cost and expense, which shall be accompanied by a certificate that the translation is true, accurate and complete.

4.2.3. Regulatory Meetings. Newsoara shall provide Genelux with reasonable advance notice (no less than [***] ([***]) Business Days in any event) of any meeting or discussion with any Regulatory Authority related to the Licensed Products or Derived Product, and Genelux or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion, to the extent permitted by the Regulatory Authorities (Newsoara shall reasonably cooperate with Genelux to obtain such permission). If Genelux elects not to attend such meeting or discussion, Newsoara shall promptly provide Genelux with a written English summary of such meeting or discussion.

4.2.4. Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Documentations pertaining to the Licensed Products and Derived Products submitted by or on behalf of such Party. Newsoara may use such right of reference to Genelux’ Regulatory Documentations for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Licensed Products and Derived Products in the Field in the Territory. Genelux may use such right of reference to Newsoara’s Regulatory Documentations for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Licensed Products outside the Field and/or outside the Territory.

4.2.5. Regulatory Audits and Inspection.

(a) Upon reasonable advance notice, Genelux or its representatives shall have the right to audit the regulatory, safety, quality and compliance systems, procedures and practices of Newsoara, its Affiliates, Sublicensees or subcontractors (including clinical trial sites) relating to the [***]. Such audit shall be conducted at Genelux’s cost and, for audit of Newsoara’s subcontractors, shall be subject to reasonable terms and conditions of the agreement between Newsoara and the subcontractor. Newsoara shall promptly notify Genelux of any audit or inspection of Newsoara, its Affiliates, Sublicensees or subcontractors by any Regulatory Authority relating to [***] and shall provide Genelux with all information pertinent thereto (including all copies of all notices, filings and correspondences received from or submitted to the Regulatory Authority in connection therewith). Genelux shall have the right, but not the obligation, to be present at any such audit or inspection.

(b) Newsoara shall permit the Regulatory Authorities outside the Territory to conduct audits and inspections of Newsoara, its Affiliates, Sublicensees or subcontractors relating to the Licensed Products and Derived Products, and shall cause its Affiliates, Sublicensees, and shall contractually obligate (and shall use Commercially Reasonable Effects to enforce such obligations) its subcontractors, to permit and cooperate with such audits and inspections.

4.2.6. Compliance. Newsoara shall comply with all Applicable Laws as well as all applicable Regulatory Approvals for each Licensed Product and Derived Product. In addition, Newsoara warrants that none of Newsoara or its Affiliates or Sublicensees shall use in any capacity in the Development, use, manufacture or Commercialization of any Licensed Product and Derived Product, any person or entity who has been debarred pursuant to Section 306 of the

U.S. Food Drug and Cosmetic Act (or similar law outside of the U.S.), or to its knowledge who is the subject of a conviction described in such section, and Newsoara shall inform Genelux in writing immediately upon becoming aware that it or any person or entity who is performing services for Newsoara or its Affiliates or Sublicensees hereunder is debarred or is the subject of a conviction described in Section 306 (or similar law outside of the U.S.), or, to Newsoara’s knowledge, if any action, suit, claim, investigation or legal administrative proceeding is pending or is threatened, relating to the debarment of Newsoara or any person or entity used in any capacity by Newsoara or its Affiliates or Sublicensees relating to the Licensed Products and Derived Products.

4.2.7. Recalls, Suspensions or Withdrawals. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product or Derived Product (including Licensed Product and Derived Product for use in Clinical Trials as well as commercial sale) may be subject to any recall, corrective action or other regulatory action with respect to such product taken by virtue of applicable law (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. As between the Parties, Newsoara shall have the right to make the final determination whether to voluntarily implement any Remedial Action in the Field in the Territory. If a Remedial Action of a Licensed Product and Derived Product in the Field in the Territory is mandated by a Regulatory Authority in the Territory, then, as between the Parties, Newsoara shall initiate such Remedial Action in compliance with Applicable Law. For all Remedial Action undertaken pursuant to this Section 4.2.7 (Recalls, Suspensions or Withdrawals) in the Territory, as between the Parties, Newsoara shall be solely responsible for the execution thereof. Newsoara shall be responsible for all costs of any such Remedial Action in the Territory, provided, however, that if such Remedial Action is attributable to Genelux’s fraud (including falsified certificate of analysis or certificate of compliance of the Licensed Product supplied by Genelux), Genelux shall be responsible for such costs.

4.2.8. Pharmacovigilance; Global Safety Database. Promptly following the Effective Date, but in any event no later than the initiation of any Clinical Trial of the Licensed Products by Newsoara, its Affiliate or Sublicensee, the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Products, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations. Genelux shall establish, hold and maintain the global safety database for Licensed Products in accordance with all Applicable Laws. Newsoara shall provide safety information (together with certified English translation if such information is not in the English language) of the Licensed Products in the Field in the Territory to Genelux according to the Applicable Laws. If Genelux exercises the right to Develop any Derived Product outside the Territory, the Parties shall enter into a similar pharmacovigilance agreement for the Derived Product before Genelux initiates any Clinical Trial of the Derived Product outside the Territory.

4.2.9. Regulatory Exclusivity. If any Regulatory Exclusivity is available to any Licensed Product in any region in the Territory, Newsoara shall, at its own cost and expense, use Commercially Reasonable Efforts to seek and maintain such Regulatory Exclusivity protection for such Licensed Product. If Newsoara does not seek or maintain such Regulatory Exclusivity protection, then Genelux shall have the right (but not the obligation) to do so at Genelux’s own cost and expense; provided that if Genelux successfully obtains such Regulatory Exclusivity protection, Newsoara shall reimburse Genelux for all cost and expense incurred.

4.3. Commercialization.

4.3.1. Diligence. As between the Parties, Newsoara shall be solely responsible for Commercialization of the Licensed Products in the Field in the Territory at Newsoara’s own cost and expense. Newsoara shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field in each region in the Territory in which it receives Regulatory Approval.

4.3.2. Booking of Sales; Distribution. Newsoara shall invoice and book sales, establish all terms of sale (including pricing and discounts), and warehouse and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Newsoara shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

4.3.3. Commercialization Plan. No later than [***] ([***]) months before the anticipated date of the submission of the first Drug Approval Application for the Licensed Products in the Field in the Territory, Newsoara shall submit to the JSC (or a joint Commercialization subcommittee established by the JSC) for review and discussion a written Commercialization plan that sets forth the timeline and details of all major Commercialization activities planned for the Licensed Products in the Field in the Territory (the “Commercialization Plan”). Thereafter, from time to time, [***], Newsoara shall prepare updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Licensed Products, and other relevant factors influencing such plan and activities, and submit such update or amendment to JSC for review and discussion before adopting such update or amendment. The Commercialization of the Licensed Products in the Territory shall be conducted pursuant to the Commercialization Plan.

4.3.4. Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Licensed Products across their respective territories. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and product positioning. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Licensed Products in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing. In addition, in order to ensure consistency across the territories, Newsoara shall submit to Genelux for comment on any materials to be used in connection with the promotion and other Commercialization activities for the Licensed Products in the Field in the Territory and Newsoara shall consider Genelux’s comments in good faith.

4.3.5. Pricing. Newsoara shall advise the JSC of its proposed pricing for the Licensed Products in the Territory in advance of commencing price discussions with Regulatory Authorities or parties involved in reimbursement decisions. Newsoara shall consider in good faith any comments received from Genelux with respect to pricing of the Licensed Products and shall keep Genelux informed on the status of any application for pricing or reimbursement approval for the Licensed Products in the Territory, including any discussion with a Regulatory Authority with respect thereto. Newsoara shall have the sole right to determine the price of the Product(s) sold in the Territory, provided however that if Newsoara (or its Affiliate or Sublicensee) sells multiple products (including the Licensed Product), Newsoara shall set the prices of the products fairly, and shall not lower the price of the Licensed Product in order to increase the sale of other products. .

4.3.6. Commercialization Records. Newsoara shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement, which shall be in compliance with Applicable Law and properly reflect all significant work done and results achieved in the performance of its Commercialization activities.

4.3.7. Commercialization Reports. Newsoara shall keep Genelux reasonably informed of its, its Affiliates’ and Sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the Territory. Without limiting the foregoing, at each regularly scheduled JSC meeting, Newsoara shall provide Genelux with a detailed written report for review and discussion of such Commercialization activities it has performed, or caused to be performed, since the preceding report, its Commercialization activities in process and the future activities it expects to initiate during the following twelve (12)-month period.

4.4. Manufacture and Supply.

4.4.1. Manufacture Transfer. After the completion of the manufacturing technology transfer set forth in this Section 4.4.1 (Manufacture Transfer), Newsoara shall have rights, at its expense, to Manufacture (or have Manufactured), either by itself or through its Affiliates, its and their Sublicensees or Third Party contract manufacturers. After the Upfront Payment is paid in full (i.e. [***]), upon Newsoara’s request, Genelux shall promptly (and in no event later than [***] ([***]) days after such request) transfer to Newsoara or a Third Party contract manufacturer designated by Newsoara any Genelux Know-How relating to Manufacture of the Licensed Viruses or Licensed Products, and provide any assistance (including on-site assistance) reasonably required to ensure an orderly transfer of the relevant manufacturing processes. During any such transfer, Genelux shall also make available (either at Genelux’s facility or by teleconference, unless otherwise mutually agreed by the Parties) its qualified technical personnel on a reasonable basis to consult with Newsoara or such Third Party contract manufacturer with respect to such Genelux Know-How. Newsoara shall reimburse Genelux for both out-of-pocket costs and internal costs incurred by Genelux to provide such technical assistance, except for the internal cost of the first [***] FTE hours of assistance, which shall be provided at Genelux’s cost. If Newsoara makes any improvement to the Manufacture of the Licensed Viruses or Licensed Products, Newsoara shall make such improvement available to Genelux and provide Manufacture technology transfer to Genelux as set forth in this Section 4.4.1 (Manufacture Transfer) (mutatis mutandis).

4.4.2. Clinical Supply. Per the request of Newsoara, Genelux shall use Commercially Reasonable Efforts to supply to Newsoara, the Licensed Virus or Licensed Product at clinical grade [***] for Newsoara to conduct any pre-clinical study and clinical trial, consistent with Sections 4.1.5 (Clinical Trial for Indication of NSCLC), 4.1.6 (Clinical Trial for Indication of Ovarian Cancer) and 4.1.7 (New Indications), for obtaining Regulatory Approval for such Licensed Virus or Licensed Product in the Field in the Territory. The Parties shall negotiate in good faith a clinical supply agreement for Olvi-Vec to be executed within [***] days after the Effective Date. The Parties agree that all Olvi-Vec for use in the NSCLC Multi-Center Trial shall be Manufactured and supplied by Genelux. With respect to any Licensed Virus or Licensed Product other than Olvi-Vec or a Licensed Product containing Olvi-Vec, per the request of Newsoara, after the initiation of the Development of such License Virus or Licensed Product pursuant to Section 4.1.4(c), the Parties shall negotiate in good faith a clinical supply agreement for the Manufacture and supply of such Licensed Virus and Licensed Product, which may be supplied directly by Genelux or through Genelux’s contract manufacturer and the supply price for such Licensed Virus and Licensed Product shall be [***]. For clarity, Newsoara shall not have the right to Manufacture or have Manufactured any Licensed Virus or Licensed Product for clinical use prior to the completion of the manufacturing technology transfer set forth in Section 4.4.1 (Manufacture Transfer).

4.4.3. Commercial Supply. Prior to the completion of the manufacture technology transfer contemplated in Section 4.4.1 (Manufacture Transfer), Newsoara shall purchase from Genelux, and Genelux shall use Commercially Reasonable Efforts to supply to Newsoara, the Licensed Viruses or Licensed Products, [***] for Newsoara to use for commercial purposes in the Field in the Territory. The Parties shall negotiate in good faith a commercial supply agreement for each Licensed Product to be executed reasonably prior to, but in any event at least [***] prior to the anticipated date of First Commercial Sale of each Licensed Product. For clarity, Newsoara shall not have the right to Manufacture or have Manufactured any Licensed Virus or Licensed Product for commercial use prior to the completion of the manufacturing technology transfer set forth in Section 4.4.1 (Manufacture Transfer). The Licensed Products shall have remaining shelf-life to be determined as part of a Commercial Supply Agreement, based on the principle that such remaining shelf-life shall be a reasonable time period for Newsoara to Commercialize the Licensed Products in the Territory.

4.4.4. Manufacture by Newsoara. After the completion of the manufacture technology transfer pursuant to Section 4.4.1 (Manufacture Transfer) above, Newsoara shall have right, either by itself or through its Affiliates, Sublicensees or Third Party contractors, to Manufacture and supply all or a part of Newsoara’s and its Affiliates’ and Sublicensees’ requirements for the Licensed Viruses and Licensed Products for Development and Commercialization use in the Field in the Territory, at Newsoara’s own cost and expense.

4.4.5. Manufacture of Derived Products. Newsoara shall be solely responsible for the Manufacture of Derived Molecules and Derived Products for Development and Commercialization use in the Field in the Territory. If Genelux exercises the right to Develop any Derived Product outside the Territory, Newsoara shall provide manufacture technology transfer and assistance to enable Genelux to Manufacture the Derived Product outside the Territory and Section 4.4.1 (Manufacture Transfer) shall apply mutatis mutandis to such technology transfer.

4.5. Subcontracting. Newsoara may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided, that (a) [***]; (b) [***], and (c) [***]. For clarity, the following subcontracting shall not be deemed as a Sublicense under Section 2.2.1 (Sublicenses): (i) Newsoara subcontracts CRO, CMO, clinical trial sites or any other Third Party to perform portions of the Development or Manufacture of a Licensed Product on Newsoara’s, its Affiliates or its Sublicensee’s behalf; (ii) Newsoara subcontracts any Third Party (including contract sales force) to distribute and resell a Licensed Product; and (iii) Newsoara subcontracts any Third Party to re-package a Licensed Product for resale.

ARTICLE 5 PAYMENTS AND TAXES

5.1. Upfront Payment. Newsoara shall pay to Genelux an upfront payment of eleven Million US Dollars ($11,000,000) (“Upfront Payment”), of which five Million US Dollars ($5,000,000) is payable within [***] ([***]) days of Newsoara’s receipt of invoice issued by Genelux after the Effective Date, and remaining six Million US Dollars ($6,000,000) is payable within [***] ([***]) days of Newsoara’s receipt of invoice issued by Genelux upon FDA clearance of Genelux’ Phase III Clinical Trial for the Indication of ovarian cancer (for clarity, FDA clearance means that FDA does not put the study protocol for such Clinical Trial on hold within [***] ([***]) days after submission, or if put on hold, when the hold is lifted by the FDA). In the event that Newsoara is unable to make the Upfront Payment in time due to delay in government approval, Newsoara shall immediately notify Genelux and the payment deadline shall be extended for up to additional [***] ([***]) days so long as Newsoara takes all necessary steps and efforts to obtain such government approval in a timely manner.

5.2. Milestone Payment.

5.2.1. Development Milestones. In partial consideration of the rights granted by Genelux to Newsoara hereunder, on a Licensed Product-by-Licensed Product basis, Newsoara shall pay to Genelux the following payments in total of [***] within [***] ([***]) days of Newsoara’s receipt of invoice issued by Genelux for the corresponding payments after the first achievement or occurrence of each of the following Development Milestone Events described in this Section 5.2.1 (Development Milestones) by Newsoara or any of its Affiliates or Sublicensees with respect to each Licensed Virus or Licensed Product, as the case may be (each such milestone event, a “Development Milestone Event,” and each such milestone payment, a “Development Milestone Payment”). For clarity, for each Licensed Product, each Development Milestone Payment set forth in this Section 5.2.1 (Development Milestones) will be payable only once in any case.

(a) In the event that [***] without [***], then the milestone for [***] shall be deemed achieved at the time of [***].

(b) If [***], then the corresponding milestone payment for such [***] shall be paid as follows: [***] due upon [***]; [***] due on [***]; and [***] due on [***]; provided, however, that, if [***], then all remaining amount shall be [***]; further provided, however, that, if [***], [***] the remainder of the milestone payment for such [***].

Development Milestone Events for the Territory	Development Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

5.2.2. Commercial Milestones. In partial consideration of the rights granted by Genelux to Newsoara hereunder, Newsoara shall pay to Genelux the following commercial milestone payments in total of one hundred and seven Million and five Hundred Thousand US Dollars ($107,500,000) within [***] ([***]) days of Newsoara’s receipt of invoice issued by Genelux for the corresponding payments after the first achievement or occurrence of each of the following commercial milestone events by Newsoara or any of its Affiliates or its or their Sublicensees with respect to the Licensed Products (each such milestone event, a “Commercial Milestone Event,” and each such milestone payment, a “Commercial Milestone Payment”). If in a given Calendar Year more than one Commercial Milestone Events are achieved, Newsoara shall pay to Genelux a separate Commercial Milestone Payment with respect to each Commercial Milestone Event achieved. For clarity, each of the Commercial Milestone Payments set forth in this Section 5.2.2 (Commercial Milestones) will be payable only once.

Commercial Milestone Events	Commercial Milestone Payments
The annual Net Sales of all Licensed Product(s) in the Territory in any Calendar Year exceeds [***]	[***]
The annual Net Sales of all Licensed Product(s) in the Territory in any Calendar Year exceeds [***]	[***]
The annual Net Sales of all Licensed Product(s) in the Territory in any Calendar Year exceeds [***]	[***]
The annual Net Sales of all Licensed Product(s) in the Territory in any Calendar Year exceeds [***]	[***]
The annual Net Sales of all Licensed Product(s) in the Territory in any Calendar Year exceeds [***]	[***]
The annual Net Sales of all Licensed Product(s) in the Territory in any Calendar Year exceeds [***]	[***]

5.2.3. Determination That Milestones Have Occurred. Within [***] ([***]) days of Newsoara’s awareness of the occurrence of any Milestone Event set forth in Section 5.2.1 (Development Milestones) or Section 5.2.2 (Commercial Milestones), Newsoara shall notify (by fax or email, with receipt confirmed) Genelux of Newsoara’s, its Affiliate’s and/or its Sublicensee’s achievement of such Milestone Event. In the event that, notwithstanding the fact that Newsoara has not provided Genelux such a notice, Genelux believes that any such Milestone Event has been achieved, it shall so notify Newsoara in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 5.2.3 (Determination That Milestones Have Occurred) regarding whether or not such a Milestone Event has been achieved shall be subject to resolution in accordance with Section 11.4 (Dispute Resolution).

5.3. Royalties.

5.3.1. Royalty Payments. During the Royalty Term, on a Licensed Product-by-Licensed Product basis, Newsoara shall pay Genelux a royalty based on the corresponding amount of Net Sales of such Licensed Product in the Territory multiplied by the applicable royalty rate in each Calendar Year, as set forth below. For each Calendar Year, the below tiered royalties shall be calculated such that the higher tiered royalty rates are only used after Net Sales in such Calendar Year exceed the top threshold of the previous tier and such higher tiered royalty rate will only apply to the portion of Net Sales that falls within that tier.

Annual Net Sales of a Licensed Product:	Royalty Rate for such Licensed Product
On the increment of annual Net Sales of any Licensed Product less than or equal to [***]	[***]
On the increment of annual Net Sales of Licensed Product greater than [***] and less than or equal to [***]	[***]
On the increment of annual Net Sales of Licensed Product greater than [***] and less than or equal to [***]	[***]
On the increment of annual Net Sales of Licensed Product greater than [***] and less than or equal to [***]	[***]
On the increment of annual Net Sales of Licensed Product greater than [***] and less than or equal to [***]	[***]
On the increment of annual Net Sales of Licensed Product greater than [***]	[***]

5.3.2. Royalty Reductions.

(a) If at any time during the Royalty Term for a particular Licensed Product in a particular country or region in the Territory, either (i) any Third Party (other than Newsoara’s Sublicensees and subcontractors) makes Generic Version of such Licensed Product commercially available in such country or region; or (ii) there is neither (A) any Valid Claim of Genelux Patent (other than Joint Patent) that Covers such Licensed Product (including the Licensed Virus contained therein, and including the composition of matter and method of making and using thereof) in such country or region, nor (B) any Regulatory Exclusivity for such Licensed Product in such country or region, then the royalty rate applicable to Net Sales of such Licensed Product in such country or region at such time shall be reduced to [***] of the royalties otherwise payable under Section 5.3.1 (Royalty Payments) without regard to the operation of this Section 5.3.2 (Royalty Reductions) to such Licensed Product in such country or region at such time.

(b) If Newsoara or Genelux enters into an agreement with a Third Party in order to obtain a license to a Third Party Patent Right that Covers a Licensed Virus or a Licensed Product (not including any modification or improvement made by Newsoara to the Licensed Virus or Licensed Product provided by Genelux) in a country or region in the Territory, Newsoara shall be entitled to deduct from royalties payable hereunder in a given Calendar Quarter with respect to such Licensed Product in such country or region an amount equal to [***] of the royalty payments paid by Newsoara to such Third Party on account of the sale of such Licensed Product in such country or region in such Calendar Quarter under such license; provided that such deduction shall not be more than [***] of the amount that would otherwise have been due pursuant to Section 5.3.1 (Royalty Payments) without regard to the operation of this Section 5.3.2 (Royalty Reductions).

(c) Notwithstanding the foregoing, in no event shall the operation of Section 5.3.2(a) and 5.3.2(b), individually or in combination, reduce the royalties paid to Newsoara with respect to the Net Sales of any Licensed Product in any country or region in the Territory in any Calendar Quarter to less than [***] of the amount that would otherwise have been due pursuant to Section 5.3.1 (Royalty Payments) without regard to the operation of this Section 5.3.2 (Royalty Reductions).

5.3.3. Royalty Report and Payment. Within [***] ([***]) days after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there is any sale of any Licensed Product anywhere in the Territory, Newsoara shall provide (by fax or email, with receipt confirmed) Genelux with a report that contains the following information for the applicable Calendar Quarter, on a product-by-product and region-by-region basis: [***]. Concurrent with the delivery of the applicable royalty report, Newsoara shall pay to Genelux in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter.

5.4. Mode of Payment. All Payments shall be made by deposit of USD in immediately available cleared funds in the requisite amount to such bank account in the U.S. as Genelux may from time to time designate by notice to Newsoara. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement, Newsoara shall convert any amount expressed in a foreign currency into USD equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology that uses a widely published exchange rate (such as Wall Street Journal) and is consistent with the applicable Accounting Standard. As between the Parties, Newsoara shall be solely responsible for any foreign exchange requirements for converting a foreign currency into a Dollar equivalent. Newsoara shall take, or shall cause its Affiliates or their Sublicensees to take, all actions required by Applicable Law for the purpose of transferring, or having transferred on its behalf, milestones or any other payments to Genelux, directly or indirectly, pursuant to this Agreement, or to Newsoara pursuant to the applicable sublicense agreement, including filing or registration of the relevant sublicense agreement(s) between Newsoara and its Affiliates or Sublicensees with the competent Governmental Authority and obtaining any required approval, permit or license for the payment transfer from the competent Governmental Authority. For payments other than the upfront, milestone and royalty payments set forth above, such as cost reimbursement for technology transfer and assistance, supply of materials, and cost of the NSCLC Multi-Center Trial, Genelux shall invoice Newsoara for such payment on a monthly basis, and Newsoara shall pay such payment to Genelux within [***] ([***]) days after the receipt of the invoice.

5.5. Tax.

5.5.1. Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of upfront payment, milestone payments, royalties, and other payments made under this Agreement, including preparing and submitting in a timely manner any tax form that may be necessary or useful for Newsoara to avoid tax withholding or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, and providing cooperation and assistance to enable the recovery of the tax withheld from the payment made under this Agreement.

5.5.2. Income Tax Withholding. To the extent Newsoara is required by Applicable Laws in the Territory to deduct and withhold income tax on any payment to Genelux, Newsoara shall (a) notify Genelux at least [***] ([***]) days before making the payment, (b) deduct from the remittable payment an amount equal to the income tax that is required to be withheld by Applicable Laws in the Territory, (c) pay the amount so deducted to the proper tax authority in a timely manner, (d) promptly send proof of such tax payment to Genelux, and (e) provide all reasonable assistance to enable the recovery, to the extent permitted by Applicable Laws, of the income tax withheld from the payments made under this Agreement, such recovery to be for the benefit of Genelux.

5.5.3. VAT Withholding. If Newsoara is required by applicable Laws in the Territory to deduct and withhold value-added tax (“VAT”) on any payment to Genelux, Newsoara shall use its reasonable efforts to seek a waiver of the VAT withholding before making the payment. If Newsoara is unable to obtain such a waiver, then, to the extent Newsoara is required by Applicable Laws in the Territory to deduct and withhold VAX on any such payment to Genelux, Newsoara shall (a) notify Genelux at least [***] ([***]) days before making the payment, (b) deduct from the remittable payment an amount equal to the VAT that is required to be withheld by applicable Laws in the Territory, (c) pay the amount so deducted to the proper tax authority in a timely manner, and (d) promptly send proof of such tax payment to Genelux; (e) Newsoara shall then use its reasonable efforts to seek recovery of the VAT payment for Genelux’s benefit; and (f) if Newsoara is unable to obtain recovery of the VAT payment for Genelux’s benefit within [***] ([***]) months, then Newsoara shall pay to Genelux an additional amount equal to [***] of the VAT payment and, if Newsoara subsequently recovers the VAT payment (including using the VAT payment as tax credit to reduce Newsoara’s other tax), Newsoara shall pay to Genelux [***] of the recovery.

5.6. Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate equal to the lessor of (i) [***], and (ii) the maximum rate permitted under Applicable Law. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date and a year of 360 days.

5.7. Financial Records and Audits. Newsoara shall (and shall ensure that its Affiliates and Sublicensees will) maintain complete and accurate records in accordance with Accounting Standard and in sufficient detail to permit Genelux to confirm the accuracy of Net Sales reported by Newsoara, the achievement of Commercial Milestone Events, and amounts payable under this Agreement. Upon no less than [***] ([***]) days prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the end of the Calendar Year to which any individual record pertains, and not more often than once each Calendar Year, by an independent certified public accountant selected by Genelux and accepted by Newsoara (which acceptance shall not be unreasonably withheld, delayed or conditioned), and for the sole purpose of verifying for Genelux the accuracy of the Net Sales and the royalty report provided by Newsoara in accordance with Section 5.3.3 (Royalty Report and Payment). Genelux shall bear the cost of such audit unless such audit reveals an underpayment by Newsoara of more than [***] of the amount actually due for the period of time being audited, in which case Newsoara shall reimburse Genelux for the costs of such audit. If such audit concludes that (i) additional amounts were owed by Newsoara, then Newsoara shall pay to Genelux any underpayment discovered by such audit within [***] ([***]) days after receipt of a corresponding invoice issued by Genelux, plus interest (as set forth in Section 5.6 (Interest on Late Payments)) from the original due date; or (ii) excess payment were made by Newsoara, then Newsoara may credit any overpayment discovered by such audit against future payment due to Genelux. Newsoara shall include in each sublicense agreement a provision requiring the Sublicensee to maintain records and grant access to the records to the same extent and under the same obligations as required of Newsoara under this Agreement.

ARTICLE 6 INTELLECTUAL PROPERTY

6.1. Ownership of Intellectual Property.

6.1.1. Ownership of Inventions. Each Party shall own any Invention made solely by its employees, agents or contractors in connection with the performance of this Agreement and all Intellectual Property Rights therein (each such Invention, a “Newsoara New Invention” or “Genelux New Invention” and the patent rights therein, a “Newsoara New Patent” or “Genelux New Patents”). Any Joint Invention and the patent right therein (“Joint Patent”) shall be jointly owned by the Parties in accordance with Applicable Law or as otherwise mutually agreed by the Parties. Except to the extent restricted by the licenses and other rights granted to the other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in any jointly owned Inventions and patent rights therein without the duty of accounting or seeking consent from the other Party. Each Party shall notify the other Party of any Invention in writing promptly after such Party invents such Invention. For clarity, Genelux New Invention and Genelux’s interest in the Joint Inventions are automatically included in the license granted by Genelux to Newsoara under Section 2.1 (Grants to Newsoara), and Newsoara New Invention and Newsoara’s interest in the Joint Inventions are automatically included in the license granted by Newsoara to Genelux under Section 2.4 (Grants to Genelux).

6.1.2. Determination of Inventorship. The determination of whether any Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement and notwithstanding Section 11.5 (Governing Law), be made in accordance with the principles of U.S. patent laws as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs.

6.1.3. Ownership of Trademarks. As between the Parties, Newsoara shall own all rights, title and interests to the Product Trademarks in the Field in the Territory, and Genelux shall own all right, title and interest to the Genelux Trademarks.

6.1.4. Ownership of Corporate Names. As between the Parties, Genelux shall retain all rights, title and interests in and to Genelux Corporate Names and Newsoara shall retain all rights, title and interests in and to Newsoara Corporate Names.

6.2. Maintenance and Prosecution of Patents.

6.2.1. In General.

(a) As between the Parties, Genelux shall, through counsel of its choice, have the first right (but not the obligation) to prepare, file, prosecute, maintain, and have final decision-making authority with respect to the preparation, filing, prosecution and maintenance of all Genelux Patents and Joint Patents within the Territory. Newsoara shall have the right to offer to Genelux Newsoara’s advice and input on all material patent prosecution matters related to the Genelux Patents and Joint Patents and Genelux shall consider the same in good faith.

(b) Genelux shall bear all costs and expenses in connection with all Genelux Patents and Joint Patents within the Territory, including all costs and expenses in connection with the preparation, filing, prosecution and maintenance thereof. In the event that Genelux elects not to seek patent protection for or decides to abandon any Genelux Patent or Joint Patent in any country or region within the Territory, Genelux shall notify Newsoara in writing sufficiently in advance so that Newsoara may have the right (but not the obligation), at its expense, to seek, prosecute and maintain patent protection on such Genelux Patents or Joint Patents in such country or region. Genelux shall use Commercially Reasonable Efforts to make available to Newsoara and its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Newsoara in the preparation, filing, prosecution and maintenance of such patent described under this Section 6.2.1(b). Genelux shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary for Newsoara to transfer the prosecution and maintenance of such Genelux Patents and Joint Patents in such country or region from Genelux to Newsoara. Newsoara’s prosecution or maintenance of such Genelux Patent or Joint Patent in such country or region shall not require Genelux to assign such Patent to Newsoara and shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Patent other than those expressly set forth in this Section 6.2.1(b). If Newsoara’s prosecution efforts lead to the grant of such Patent in the Territory, Newsoara shall have the right to recoup the reasonable cost incurred by Newsoara to prosecute and maintain such Patent from royalty payments due to Genelux hereunder.

(c) As between the Parties, Genelux shall, through counsel of its choice, have the sole right (but not the obligation) to prepare, file, prosecute, maintain, and have final decision-making authority with respect to the preparation, filing, prosecution and maintenance of all Genelux Patents and Joint Patents outside the Territory, at Genelux’s own cost and expense.

6.2.2. Cooperation. Newsoara shall, and shall cause its Affiliates to, assist and cooperate with Genelux, as Genelux may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Genelux Patents and Joint Patents. Without limiting the foregoing, Newsoara shall, and shall cause its Affiliates to (a) offer its or their comments, if any, promptly and (b) provide access to relevant documents and other evidence and make its or their employees available at reasonable business hours, to the extent reasonably necessary for the preparation, filing, prosecution and maintenance of the Genelux Patents and Joint Patents; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that Genelux shall reimburse Newsoara for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection with the prosecution and maintenance of the Genelux Patents and Joint Patents outside the Territory.

6.2.3. Patent Term Extension and Supplementary Protection Certificate. As between Genelux and Newsoara, Genelux shall have the first right (but not the obligation) to apply for patent term extensions for any Genelux Patent or Joint Patent at its own expense, in all jurisdictions within the Territory with respect to any extensions that are now or become available in the future, wherever applicable, for the Genelux Patents and Joint Patents. In the event that Genelux elects not to seek patent term extension for any Genelux Patent or Joint Patent in any country or region within the Territory, Genelux shall notify Newsoara in writing sufficiently in advance so that Newsoara may have the right (but not the obligation), at its expense, to seek patent term extension for such Genelux Patents or Joint Patents in such country or region. Each Party shall provide prompt and reasonable assistance, at no cost to the other Party except for any out-of-pockets costs or fees, as reasonably requested by the Party seeking patent term extension, including by taking such action as is required of the Regulatory Approval holder under any Applicable Law to obtain such extension or supplementary protection certificate.

6.2.4. Prosecution of Patents for Derived Product. If Genelux elects (in its sole discretion) to Develop any Derived Product outside the Territory, then this Section 6.2 (Maintenance and Prosecution of Patents) shall apply mutatis mutandis to the Patents licensed by Newsoara to Genelux under Section 2.4.2(a) (i.e., Newsoara shall have the first right to prosecute and maintain such Patents and Genelux shall have the backup prosecution rights set forth above with respect to such Patents outside the Territory).

6.3. Enforcement of Patents and Know-How.

6.3.1. Notice. Each Party shall promptly notify the other Party in writing of any actual, alleged or threatened infringement or misappropriation of the Genelux Patents, Joint Patents and Genelux Know-How in the Territory of which such Party becomes aware, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, non-infringement, non-misappropriation of any of the Genelux Patents, Joint Patents and Genelux Know-How in the Territory (an “Infringement”).

6.3.2. Enforcement of Patents and Know-How. As between the Parties, Newsoara shall have the first right, but not the obligation, to bring and control any legal action to enforce the Genelux Patents or Joint Patents or Genelux Know-How, as applicable using counsel of its choice, against any Infringement that involves the development, manufacture or sale of any Oncolytic Virus(es) in the Field in the Territory (“Product Infringement”). If Newsoara fails to bring any such action or proceeding within [***] ([***]) days of a request by Genelux to do so (or such short time as necessary to preserve the right to bring such action under Applicable Laws) or if Newsoara earlier notifies Genelux in writing of its intent not to bring such action or proceeding, then Genelux will have the right (but not the obligation) to bring any such action or proceeding by counsel of its own choice. From and after the date of such assumption, such Party shall be deemed to be the “Enforcing Party” for the purposes of this Section 6.3 (Enforcement of Patents and Know-How) (but not for purposes of any other Section of this Agreement) with respect to such Patent.

6.3.3. Costs of Enforcement. The Enforcing Party shall solely bear the cost and expenses incurred by it, or by the other Party (or any Affiliate of such Party) to provide cooperation and assistance requested by the Enforcing Party, in connection with any enforcement actions taken pursuant to this Section 6.3 (Enforcement of Patents and Know-How).

6.3.4. Cooperation. The Parties shall cooperate fully in any Infringement action pursuant to this Section 6.3 (Enforcement of Patents and Know-How), including by making the inventors, applicable records, and documents (including laboratory notebooks) with respect to the relevant Patents and know-how available to the Enforcing Party on the Enforcing Party’s request. With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.3 (Enforcement of Patents), including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 6.3 (Enforcement of Patents) in a manner that has a material adverse effect on the rights or interests of the other Party or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Section 6.3 (Enforcement of Patents and Know-How) involving Patents or know-how exclusively licensed under Article 2 (Grant of Rights) to the other Party, the Enforcing Party shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit, or proceeding, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken, and provide copies of all material documents filed, in connection with such action.

6.3.5. Recovery. Except as otherwise agreed by the Parties in writing in connection with a cost sharing arrangement, any recovery realized as a result of such litigation against a Product Infringement described above in this Section 6.3 (Enforcement of Patents) (whether by way of settlement or otherwise) with respect to Genelux Patents and Joint Patents or Genelux Know-How shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses). Any remainder after such reimbursement is made shall be allocated to the Enforcing Party; provided that if Newsoara is the Enforcing Party, such remainder shall be deemed Net Sales and subject to royalty payment under Section 5.3 (Royalties).

6.3.6. Other Infringement. As between the Parties, Genelux shall have the exclusive right (but not the obligation) to bring and control any legal action to enforce the Genelux Patents and Joint Patents or Genelux Know-How against any infringement or misappropriation that is not a Product Infringement (including any infringement or misappropriation outside the Field and/or outside the Territory), at Genelux’ own expense and as Genelux reasonably determines appropriate, and Genelux shall have the right to retain all recoveries therefrom.

6.3.7. Enforcement of Patents for Derived Product. If Genelux elects (in its sole discretion) to Develop any Derived Product outside the Territory, then this Section 6.3 (Enforcement of Patents and Know-How) shall apply mutatis mutandis to the Patents licensed by Newsoara to Genelux under Section 2.4.2(a) (i.e., Genelux shall have the first right to enforce such Patents against Infringement outside the Territory, and Genelux shall pay royalty on recovery obtained by Genelux through such enforcement action in excess of enforcement cost).

6.4. Infringement Claims by Third Parties. If the Exploitation of the Licensed Viruses or the Licensed Products in the Field in the Territory results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging Infringement of a Third Party Patent Right that Covers the Licensed Virus or the Licensed Product (not including any modification or improvement made by Newsoara to the Licensed Virus or the Licensed Product provided by Genelux) by Newsoara or any of its Affiliates or its or their Sublicensees, distributors or customers, including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.3.2 (Enforcement of Patents) (a “Third Party Infringement Claim”), the Party first becoming aware of such alleged Infringement shall promptly notify the other Party thereof in writing. As between the Parties, Newsoara shall have the first right to defend against any such Third Party Infringement Claim, using counsel of Newsoara’s choice, and the Parties shall share [***] all reasonable costs and expenses (including any damages, awards, royalties, settlement amounts and other liabilities) incurred by Newsoara or any of its Affiliates or its or their Sublicensees, distributors or customers in connection with such Third Party Infringement Claim. Genelux may participate in any such claim, suit or proceeding with counsel of its choice, and all reasonable costs and expenses incurred by Genelux or its Affiliates in connection therewith shall be shared [***]; provided that Newsoara shall retain the right to control such claim, suit or proceeding. Genelux shall, and shall cause its Affiliates to, assist and cooperate with Newsoara, as Newsoara may reasonably request from time to time, in connection with its activities set forth in this Section 6.4 (Infringement Claims by Third Parties), including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours, and the reasonable costs and expenses incurred by Genelux or its Affiliate in connection with such assistance and cooperation shall be shared [***]. Newsoara shall keep Genelux reasonably informed of all material developments in connection with any such claim, suit or proceeding. Newsoara agrees to provide Genelux with copies of all material pleadings filed in such action and to consider in good faith and not unreasonably refuse to incorporate into its pleadings any timely and reasonable comments from Genelux with respect thereto. If Newsoara or its designee does not take commercially reasonable steps to defend against such claim, suit or proceeding within [***] ([***]) days following the first notice provided above with respect to such Third Party Infringement Claim or, provided such date occurs after the first such notice of such Third Party Infringement Claim is provided, [***] ([***]) Business Days before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then (a) Newsoara shall so notify Genelux and (b) Genelux may defend at its discretion against such Third Party Infringement Claim at its sole cost and expense, in which case Newsoara shall cooperate with and provide all reasonable assistance to Genelux in connection with such defense action. For clarity, Third Party Infringement Claim does not include claims for Infringement of Third Party Patent Rights due to (a) any modification or improvement made by Newsoara to the Licensed Virus or Licensed Product provided by Genelux; or (b) any Derived Product, and in each case of (a) and (b), Newsoara shall be solely responsible for the defense of such claims at its own cost and expense. If either Party becomes aware that the Exploitation of the Licensed Viruses or the Licensed Products or Derived Molecules or Derived Product by such Party results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement of a Third Party Patent Right that is reasonably expected to materially and adversely affect the Exploitation of the Licensed Virus or the Licensed Product or Derived Molecules or Derived Product by the other Party, such Party shall promptly notify the other Party thereof.

6.5. Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Genelux Patents and Joint Patents in the Territory by a Third Party of which such Party becomes aware. Genelux shall have the first right, but not the obligation to defend and control the defense of the validity and enforceability of the Genelux Patents and Joint Patents, as applicable, using counsel of its choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.3 (Enforcement of Patents). Genelux shall solely bear the cost and expense of such defenses that it elects to undertake worldwide, including for any costs and expenses incurred in connection with any such defense in the Territory in the Field. If Genelux decides not to defend and control the defense of the validity or enforceability of any Genelux Patent or Joint Patent in the Territory, then Genelux shall so notify Newsoara and Newsoara may choose to defend and control the defense of the validity or enforceability of any Genelux Patent or Joint Patent in the Territory at its sole cost and expense. Genelux shall use Commercially Reasonable Efforts to make available to Newsoara and its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Newsoara in defending the patent protection described under this Section 6.5 (Invalidity or Unenforceability Defenses or Actions). Genelux shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary for Newsoara to defend such Genelux Patents and Joint Patents in the Territory. If Newsoara’s efforts lead to successful defense of such Patent in the Territory, Newsoara shall have the right to recoup the reasonable cost incurred by Newsoara from royalty payments due to Genelux hereunder.

6.6. Product Marking. Newsoara shall mark each Licensed Product sold in the Territory in accordance with the applicable patent marking laws, and shall require all of its Affiliates and Sublicensees to do the same. To the extent permitted by Applicable Laws and requested by Genelux, Newsoara shall consider in good faith Genelux’s request (Newsoara’s approval of such request shall not be unreasonably withheld, delayed or conditioned) to indicate on the product packaging, advertisement and promotional materials that such Licensed Product is licensed from Genelux.

6.7. Genelux Trademarks.

6.7.1. Newsoara acknowledges that Genelux may develop a global branding strategy for a Licensed Product and adopt the key distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of such Licensed Product throughout the world (collectively and including any Chinese language versions thereof, the “Genelux Trademarks”). Genelux shall own all rights in the Genelux Trademarks and shall have the sole right (but not the obligation) to register, maintain and enforce the Genelux Trademarks in any country in the world as it determines appropriate, at Genelux’ own cost and expense.

6.7.2. Subject to the terms and conditions of this Agreement and for no additional considerations, Genelux hereby grants to Newsoara an exclusive license to use the Genelux Trademarks solely in connection with the Commercialization of the Licensed Products in the Field in the Territory during the Term of this Agreement, and Newsoara has right to Commercialize Licensed Products in the Field in the Territory using the Genelux Trademarks in a manner consistent with Genelux’s global branding strategy for each such Licensed Product.

6.8. Product Trademarks.

6.8.1. Prosecution of Product Trademarks. Newsoara shall have the right to brand the Licensed Products in the Territory using Product Trademarks selected by Newsoara in consultation with Genelux. Newsoara shall have the sole right to register, prosecute and maintain the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks in the Territory shall be borne solely by Newsoara.

6.8.2. Enforcement of Product Trademarks. Each Party shall provide to the other Party prompt written notice of any actual or threatened Infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware. Newsoara shall have the first right, but not the obligation, to take such action as Newsoara deems necessary against a Third Party based on any alleged, threatened or actual Infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice. Newsoara shall retain any damages or other amounts collected in connection therewith. Subject to the foregoing, Genelux may elect at its sole cost and expense to participate in the enforcement of the Product Trademarks in the Territory.

6.8.3. Third Party Claims. As between the Parties, Newsoara shall defend against and settle any alleged, threatened or actual claim, suit or proceeding by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other similar offense or any other claims, suits or proceedings as may be brought by a Third Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory (“Third Party Trademark Claim”), using counsel of its choice, and Newsoara shall solely bear all costs and expenses (including any damages, awards, royalties, settlement amounts and other liabilities) incurred by Newsoara or any of its Affiliates or its or their Sublicensees, distributors or customers in connection with such Third Party Trademark Claim. Genelux may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its sole cost and expense; provided that Newsoara shall retain the right to control such claim, suit or proceeding in the Territory. Genelux shall, and shall cause its Affiliates to, assist and cooperate with Newsoara, as Newsoara may reasonably request from time to time, in connection with its activities set forth in this Section 6.8 (Product Trademarks); provided that Newsoara shall reimburse Genelux for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

6.8.4. Cooperation. Genelux shall, and shall cause its Affiliates to, assist and cooperate with Newsoara, as Newsoara may reasonably request from time to time, in connection with its activities set forth in this Section 6.8 (Product Trademarks), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Newsoara shall reimburse Genelux for its and its Affiliates’ reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

ARTICLE 7 CONFIDENTIALITY AND NON-DISCLOSURE

7.1. Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose other than for the purposes of performing its obligations or exercising its rights under this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other Information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on or after the Effective Date, including Information relating to the terms of this Agreement (subject to Section 7.4 (Public Announcements)), information relating to any Licensed Virus, Licensed Product, Derived Molecule, or Derived Product (including the Regulatory Documentation), any Development or Commercialization of any Licensed Virus, Licensed Product, Derived Molecule, or Derived Product, any know-how with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or the scientific, regulatory or business affairs or other activities of either Party. All Information disclosed by a Party to the other Party under that certain Mutual Confidentiality and

Non-Disclosure Agreement between the Parties dated [***] shall be deemed Confidential Information of such Party and shall be subject to the terms of this Article 7. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and nonuse obligations under this Section 7.1 (Confidentiality Obligations) with respect to any Confidential Information shall not include any information that:

(a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

(b) can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s (or its Affiliates’) possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

(c) is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

(d) can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party (for clarity, the virus strains provided by Genelux to Newsoara shall remain Genelux’s proprietary material at all times and shall not be used by Newsoara or transferred by Newsoara to any Third Party for any purpose other than this Agreement, even if some or all of the sequence of the virus may be publicly available). Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.2. Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

7.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

7.2.2. made by or on behalf of the Receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

7.2.3. made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent pursuant to Article 6; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

7.2.4. made by or on behalf of the Receiving Party to potential or actual acquirers, investor or licensees, sublicensee of one or more Licensed Products or Derived Products as may be necessary in connection with their evaluation of such potential or actual transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (Confidentiality and Non-Disclosure) (provided that in the case of disclosure to investors, the duration of confidentiality and non-use obligations may be shorter but no less than [***] years from the date of disclosure); or

7.2.5. made by or on behalf of the Receiving Party to the Receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (Confidentiality and Non-Disclosure).

7.3. Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section 7.3 (Use of Name) shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement, or (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

7.4. Public Announcements.

7.4.1. The Parties have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Schedule 7.4 (Public Announcements), to be issued by the Parties promptly after the Effective Date. Subject to the rest of this Section 7.4 (Public Announcements), neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is, in the opinion of the Disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] ([***]) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 7.4 (Public Announcements); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

7.4.2. Notwithstanding the foregoing, Newsoara has right to issue any other public announcement, press release or other public disclosure regarding the Development and Commercialization of the Licensed Products and Derived Products in the Territory without Genelux’s prior written consent, provided that such disclosure does not include any confidential information of Genelux, if such disclosure includes any confidential information of Genelux, before such disclosure, Newsoara shall obtain prior consent of Genelux, such consent not to be unreasonably withheld, delayed or conditioned.

7.4.3. Notwithstanding the foregoing, Genelux has the right to publicly disclose the achievement of any milestones under this Agreement, and the commencement and completion of Clinical Trials conducted under this Agreement and otherwise the right to repeat such information disclosed by Newsoara in Section 7.4.2. Genelux shall provide Newsoara with a reasonable opportunity to review and comment on such disclosure and shall consider Newsoara’s comments in good faith. Public disclosure of material data and key results of Clinical Trials conducted under this Agreement by Newsoara that has not been disclosed by Newsoara shall be subject to Newsoara’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

7.5. Publications.

7.5.1. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding activities under this Agreement. Accordingly, Newsoara shall be free to publicly disclose the results of and information regarding Newsoara’s activities under this Agreement in a manner consistent with Applicable Law and industry practices, subject to Genelux’s prior review and approval as provided in this Section 7.5 (Publications).

7.5.2. Newsoara shall deliver to Genelux for review and approval a copy of any proposed publication or presentation relating to the Licensed Viruses, Licensed Products, Derived Molecules, or Derived Products at least [***] ([***])) days before its intended submission for publication. [***]

7.6. Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy (with written confirmation) all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (a) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (b) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1 (Confidentiality Obligations).

7.7. Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 7 (Confidentiality and Non-Disclosure), that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Genelux and Newsoara, including the community of legal interests in avoiding Infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Genelux Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 7.7 (Privileged Communications), nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 7.7 (Privileged Communications).

ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1. Mutual Representations and Warranties. Genelux and Newsoara each represents and warrants to the other, as of the Effective Date that:

8.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

8.1.2. the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

8.1.3. this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

8.1.4. it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.2. Additional Representations and Warranties of Genelux. Genelux further represents and warrants to Newsoara that, as of the Effective Date:

8.2.1. (a) Genelux or one of its Affiliates Controls the Genelux Patents and the Genelux Know-How as of the Effective Date and Genelux has the right to grant the licenses and sublicenses granted to Newsoara under this Agreement; (b) Genelux has not received any written claim or demand alleging that any of the Genelux Patents are invalid or unenforceable; (c) to Genelux’s knowledge, no Person is infringing or threatening to infringe the Genelux Patents in the Territory; and (d) to Genelux’s knowledge, all Genelux Patents have been filed in accordance with the applicable formal requirements and none of such patent applications or patents have lapsed by reason of abandonment or non-payment of any fees, and Genelux or its applicable Affiliate has paid all maintenance fees, which are due and payable with respect to such Genelux Patents;

8.2.2. To Genelux’s knowledge, no Genelux Patent is subject to any lien or other encumbrance in favor of any Third Party;

8.2.3. To Genelux’s knowledge, no patent application or registration with respect to the Genelux Patents is the subject of any pending interference, opposition, cancellation, or patent protest pursuant to any Applicable Law;

8.2.4. To Genelux’s knowledge, the Schedule 1.43 (Genelux Patents) includes all Patents Controlled by Genelux or its Affiliates as of the Effective Date that Cover the composition of matter, methods of making or using of Olvi-Vec in the Territory;

8.2.5. To Genelux’s knowledge, other than licenses granted by a vendor or other service provider to Genelux in the ordinary course of business, there is no agreement between Genelux or its Affiliates, on the one hand, and any Third Party, on the other, pursuant to which Genelux or its Affiliates has in-licensed any Genelux Patent or Genelux Know-How;

8.2.6. To Genelux’s knowledge, Genelux has not received any written notice from any Third Party, asserting or alleging (i) that the Exploitation of any Licensed Virus or Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) that the Exploitation of the Licensed Viruses and Licensed Products as contemplated under this Agreement will infringe or misappropriate the intellectual property rights of such Third Party;

8.2.7. To Genelux’s knowledge, the Manufacturing, Development and Commercialization of Olvi-Vec in the Territory does not infringe any intellectual property rights of any Third Party;

8.2.8. To Genelux’s knowledge, Genelux has complied, in material aspects, with all Applicable Law applicable to (a) the prosecution and maintenance of Genelux Patents and (b) its Development, Commercialization or other Exploitation of the Licensed Viruses and Licensed Products in the Field;

8.2.9. Genelux has not granted to any Person any currently effective license, sublicense or other rights, entered into any currently effective agreement or understanding or undertaken any obligation that in any way conflicts or is inconsistent with this Agreement or the rights and licenses granted to Newsoara under this Agreement;

8.2.10. There is no outstanding unresolved safety issue in any written communication received by Genelux from the FDA regarding Olvi-Vec that would result in a clinical hold or that would prohibit approval.

8.3. DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. NEWSOARA ACKNOWLEDGES AND AGREES THAT THE LICENSED VIRUSES AND LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT GENELUX CANNOT ASSURE THE SAFETY, USEFULNESS OR SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF ANY LICENSED PRODUCT.

ARTICLE 9 INDEMNITY

9.1. Indemnification of Genelux. Subject to Section 6.4 (Infringement Claims by Third Parties), Newsoara shall indemnify Genelux, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Newsoara; or (b) the fraud, gross negligence or willful misconduct on the part of Newsoara or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; (c) any Development, Manufacture, Commercialization, or Exploitation of the Licensed Viruses, Licensed Products, Derived Molecules and Derived Products by Newsoara, its Affiliates and Sublicensees in the Territory; or (e) any failure to adhere to the protocol or failure to comply with Applicable Laws in the conduct of the NSCLC Multi-Center Trial in the U.S.; except, in each case of clauses (a), (b) and (c), for those Losses for which Genelux has an obligation to indemnify Newsoara pursuant to Section 9.2 (Indemnification of Newsoara), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.2. Indemnification of Newsoara. Genelux shall indemnify Newsoara, its Affiliates and their respective Sublicensees, directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Genelux; (b) the fraud, gross negligence or willful misconduct on the part of Genelux or its Affiliates or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement or (c) any Development, Manufacture, Commercialization, or Exploitation of the Licensed Viruses, Licensed Products, Derived Molecules and Derived Products by Genelux, its Affiliates, licensees (other than Newsoara, its Affiliates and Sublicensees) outside the Territory; except, in each case of clauses (a), (b) and (c), for those Losses for which Newsoara has an obligation to indemnify Genelux pursuant to Section 9.1 (Indemnification of Genelux), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3. Indemnification Procedures.

9.3.1. Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”) against the other Party to this Agreement (the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 9 (Indemnity); provided that no failure or delay in providing such notice shall relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that such failure or delay materially prejudices the Indemnifying Party with respect to its defense of such claim. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.3.2. Control of Defense. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at its sole costs and expenses by giving written notice to the Indemnified Party within [***] ([***]) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.3.3 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the Indemnifying Party.

9.3.3. Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 9.3.2 (Control of Defense)), (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3.2 (Control of Defense) (in which case the Indemnified Party shall control the defense), or (c) the Indemnifying Party has assumed the defense and selected its defense counsel, but the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnifying Party shall control its defense).

9.3.4. Settlement. With respect to any Losses relating solely to the payment of money damages by the Indemnifying Party in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3.2 (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.3.5. Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the Indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

9.3.6. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a monthly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.4. Special, Indirect and Other Losses. EXCEPT (A) IN THE EVENT OF FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7 (CONFIDENTIALITY AND NON-DISCLOSURE), SECTION 2.3 (RESTRICTIONS) OR SECTION 2.7 (NON-COMPETE), OR BREACH OF THE RESTRICTION ON THE TRANSFER AND USE OF MATERIALS PROVIDED BY GENELUX UNDER SECTION 4.1.2 (MATERIAL SUPPLY), OR (B) AS PROVIDED UNDER SECTION 11.9 (EQUITABLE RELIEF), OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9 (INDEMNITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE ANY PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY, FRAUDULENT MISREPRESENTATION OR ANYTHING ELSE FOR WHICH ITS LIABILITY CANNOT BY APPLICABLE LAW BE LIMITED OR EXCLUDED.

9.5. Insurance. Newsoara shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product or Derived Product is being clinically tested in human subjects or commercially distributed or sold. For clarity, such insurance shall not be construed to create a limit of Newsoara’s liability under this Agreement.

ARTICLE 10 TERM AND TERMINATION

10.1. Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, and shall expire upon the expiration of the Royalty Term (such period, the “Term”). On a country-by-country and Licensed Product-by-Licensed Product basis, upon the expiration of a Royalty Term in a country, the license grants to Newsoara under Section 2.1 (Grants to Newsoara) will become fully paid-up, perpetual, and irrevocable for such Licensed Product for such country.

10.2. Termination.

10.2.1. Termination for Material Breach. In the event that either Party (the “Breaching Party”) is in material breach of this Agreement (a “Material Breach”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may provide written notice (the “Notice of Breach”) to the Breaching Party specifying the Material Breach and unless the Breaching Party cures the Material Breach specified in the Notice of Breach within [***] ([***]) days (the “Cure Period”), the Non-Breaching Party may terminate the Agreement in its entirety effective immediately upon written notice to the Breaching Party.

10.2.2. Termination by Newsoara for Convenience. [***]

10.2.3. Termination for Insolvency. In the event that either Party (or any Affiliate that controls (as defined in the definition of Affiliate) such Party), (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] ([***])) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] ([***]) days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.2.4. Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, if Newsoara or any of its Affiliates or Sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Genelux Patent anywhere in the world (collectively, a “Patent Challenge”), Genelux may (i) with respect to Patent Challenge by Newsoara or its Affiliates, immediately terminate this Agreement in its entirety upon written notice to Newsoara; or (ii) with respect to Patent Challenge by Newsoara’s Sublicensee, unless Newsoara terminates all licenses or other agreements with such Sublicensee pursuant to which rights under this Agreement have been sublicensed by Newsoara as soon as possible or such Sublicensee or Affiliate abandons such Patent Challenge within [***] ([***]) days following the Patent Challenge, terminate this Agreement in its entirety upon written notice to Newsoara.

10.3. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Newsoara or Genelux are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or, (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

10.4. Consequences of Termination. In the event of a termination of this Agreement for any reason:

10.4.1. Licenses Grants by Genelux. All rights and licenses granted by Genelux hereunder shall immediately terminate, except that the licenses granted by Genelux under Section 2.1.2 (License Grant for Derived Products) with respect to the Derived Molecules and the Derived Products generated by Newsoara or its Affiliates before the effective date of termination shall become an exclusive, fully paid, royalty free, perpetual, irrevocable, and sublicensable (through multiple tiers) license, if this Agreement is terminated by Newsoara in accordance with Section 10.2.1 (Termination for Material Breach), or 10.2.3 (Termination for Insolvency).

10.4.2. License Grants by Newsoara.

(a) Effective as of the effective date of termination, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, grant to Genelux an exclusive, fully paid, royalty free, perpetual, irrevocable, and sublicensable (through multiple tiers) license under all Patents and Information that are (a) Controlled by Newsoara or its Affiliates and (b) developed or generated, or used or applied, by or on behalf of Newsoara, its Affiliates or Sublicensees in the Development, Manufacture, Commercialization or Exploitation of the Licensed Viruses and Licensed Products to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Viruses and the Licensed Products in the Field in the Territory.

(b) The license granted by Newsoara to Genelux under Section 2.4.1 (Grants to Genelux for Licensed Product) shall continue.

(c) The license granted by Newsoara to Genelux under Section 2.4.2 (Grants to Genelux for Derived Product) shall continue, except that if this Agreement is terminated by Newsoara due to Genelux’s uncured material breach related to Genelux’s obligations to make payment to Newsoara under Section 2.4.2(c), then such license shall terminate and neither Genelux nor Newsoara (whether by itself or through Affiliate or licensees) shall Develop or Commercialize any Derived Molecule or Derived Product outside the Territory. Further, if this Agreement is terminated by Genelux in accordance with Section 10.2.1 (Termination for Material Breach), 10.2.3 (Termination for Insolvency), or 10.2.4 (Termination for Patent Challenge), then the license under Section 2.4.2 (Grants to Genelux for Derived Product) shall become fully paid and royalty free.

10.4.3. Regulatory Documentation. Effective as of the effective date of termination, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, assign to Genelux all rights, title and interests in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to the Licensed Products Controlled by Newsoara or any of its Affiliates or any of its or their Sublicensees. If any such Regulatory Documentation or Regulatory Approval is not immediately transferrable in a country or region, Newsoara shall provide Genelux with all benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by Genelux to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to Genelux or its designee or, at Genelux’s option, to enable Genelux to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to Genelux’s Development, Manufacture and Commercialization of the applicable Licensed Product. Such assignment of Regulatory Documentation will be conducted at no cost to Genelux, except that if this Agreement is terminated by Newsoara in accordance with Section 10.2.1 (Termination for Material Breach), or 10.2.3 (Termination for Insolvency), Genelux shall bear all costs for such assignment. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchanges.

10.4.4. Data. Effective as of the effective date of termination, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, transfer and assign to Genelux, all data generated from the Development of the Licensed Products, including all Clinical Trials conducted by or on behalf of Newsoara, its Affiliates and Sublicensees, and all pharmacovigilance data (including all adverse event databases) relating to the Licensed Products in the Territory. Such transfer of Data will be conducted at no cost to Genelux, except that if this Agreement is terminated by Newsoara in accordance with Section 10.2.1 (Termination for Material Breach), or 10.2.3 (Termination for Insolvency), Genelux shall bear all costs for such transfer. If the assignment of any such data is prohibited by Applicable Laws, then Newsoara shall (and hereby does, but effective only upon such termination) grant to Genelux an exclusive, exclusive, fully paid, royalty free, perpetual, irrevocable, and sublicensable (through multiple tiers) license to use such data.

10.4.5. Product Trademarks. Effective as of the effective date of termination, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, assign to Genelux all rights, title and interests in and to all Product Trademarks (excluding any such Trademarks that include, in whole or in part, any Newsoara Corporate Names). Such assignment of Product Trademarks will be conducted at no cost to Genelux, except that if this Agreement is terminated by Newsoara in accordance with Section 10.2.1 (Termination for Material Breach), 10.2.3 (Termination for Insolvency), Genelux shall bear all costs for such assignment.

10.4.6. Ongoing Clinical Trials. Unless expressly prohibited by any Regulatory Authority, at Genelux’s written request, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, (i) transfer control to Genelux of any or all clinical studies involving the Licensed Product being conducted by or on behalf of Newsoara, an Affiliate or a Sublicensee as of the effective date of termination, and (ii) continue to conduct such clinical studies, at Genelux’s cost (except that if the Agreement is terminated before the completion of the NSCLC Multi-Center Trial and the termination of the Agreement is not due to Genelux’s uncured material breach or bankruptcy, then Newsoara shall remain responsible for the cost of the NSCLC Multi-Center Trial for [***] ([***]) months after the effective date of Termination), for as long as necessary to enable such transfer to be completed without interruption of any such clinical study; provided that with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Newsoara or the relevant Affiliate or Sublicensee shall, at Genelux’s written request, continue to conduct such clinical study to completion, at Genelux’s cost and expense (except that if the Agreement is terminated before the completion of the NSCLC Multi-Center Trial and the termination is not due to Genelux’s uncured material breach or bankruptcy, then Newsoara shall remain responsible for the cost of the NSCLC Multi-Center Trial for [***] ([***]) months after the effective date of Termination). Genelux shall have no obligation to request the transfer or continuation of any clinical study. For any clinical study that Genelux does not request transfer or continuation, Newsoara shall (shall cause its Affiliates and its and their Sublicensees to) orderly wind down, or complete (if required by Applicable Laws), such clinical study in compliance with all Applicable Laws and at Newsoara’s own cost and expense, except that if this Agreement is terminated by Newsoara in accordance with Section 10.2.1 (Termination for Material Breach), or 10.2.3 (Termination for Insolvency), Genelux shall bear all costs for such activity.

10.4.7. Further Assistance. Newsoara shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments with Governmental Authorities, as may be necessary under, or as Genelux may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Genelux its rights under, this Section 10.4 (Consequences of Termination), which shall be at Genelux’s expense and cost except as expressly set forth in Sections 10.4.1 to 10.4.6 above. In addition, upon Genelux’s request, Newsoara shall, at Newsoara’s expense and cost (unless this Agreement is terminated by Newsoara in accordance with Section 10.2.1 (Termination for Material Breach), or 10.2.3 (Termination for Insolvency), then Genelux shall bear all costs for such activity, (a) assign or amend, as appropriate, any agreements or arrangements with Third Party vendors (including distributors) to Develop, Manufacture, supply, promote, distribute, sell or otherwise Commercialize the Licensed Products or, to the extent any such Third Party agreement or arrangement is not assignable to Genelux or relates to the Licensed Product and any other product, reasonably cooperating with Genelux to arrange to continue to provide such services for a reasonable time after termination; (b) to the extent that Newsoara or its Affiliate or Sublicensee is performing any activities described above in clause (a), reasonably cooperating with Genelux to transfer such activities to Genelux or its designee, and continuing to perform such activities on Genelux’s behalf for a reasonable time after termination until such transfer is completed.

10.5. Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.6. Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 5.5.3 (VAT Withholding) with respect to recovery of VAT payment, 5.7 (Financial Records and Audit), 8.3 (Disclaimer of Warranties), 10.3 (Rights in Bankruptcy), 10.4 (Consequences of Termination), 10.5 (Remedies), 11.3 (Severability), 11.4 (Dispute Resolution), 11.5 (Governing Law), 11.6 (Notices), 11.9 (Equitable Relief), 11.10 (Waiver and Non-Exclusion of Remedies), 11.11 (No Benefit to Third Parties), 11.12 (Further Assurance), 11.13 (Relationship of the Parties), 11.15 (References), 11.16 (Construction), 11.17 (Counterparts), this Section 10.6 (Accrued Rights; Surviving Obligations), Article 1 (Definitions), Article 7 (Confidentiality and Non-Disclosure), and Article 9 (Indemnity) of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 11 MISCELLANEOUS

11.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the nonperforming Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] ([***]) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. When the force majeure no longer exists, the non-performing Party shall promptly resume performance under this Agreement.

11.2. Assignment.

11.2.1. Right to Assign. Neither Party may assign this Agreement, assign its rights or, except as expressly provided in this Agreement, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees, and (ii) assign this Agreement and all of its rights and all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of such Party’s business to which this Agreement relates; provided that such Party shall provide written notice to the other Party within [***] ([***]) days after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a Party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a Party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 11.2.1 (Right to Assign) shall be void and of no effect.

11.3. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties will use their best efforts to replace such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision that implements the purposes of this Agreement to the fullest extent practical. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

11.4. Dispute Resolution.

11.4.1. Escalation to Senior Officers. Except as provided in Section 11.9 (Equitable Relief), if a dispute, controversy, difference or claim arises between the Parties in connection with or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding any obligations arising out of or relating to it, or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall refer such Dispute to the Senior Officers or their designee for attempted resolution by good faith negotiations during a period of [***] ([***]) Business Days. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

11.4.2. Arbitration Notice. If such Senior Officers are unable to resolve any such Dispute within such [***] ([***]) -Business Day period set forth in Section 11.4.1 (Escalation to Senior Officers), subject to Sections 11.4.5 (Injunction and Other Remedy) and 11.9 (Equitable Relief), either Party shall refer such Dispute to be resolved by arbitration in accordance with Section 11.4.3 (Arbitration Procedure) upon written notice to the other Party (an “Arbitration Notice”).

11.4.3. Arbitration Procedure. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”). Each of Newsoara and Genelux shall promptly select one (1) Arbitrator, which selections shall in no event be made later than [***] ([***]) days after the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Newsoara and the Arbitrator chosen by Genelux, but in no event later than [***] ([***]) days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the [***] according to the then effective arbitration rules of [***]. The arbitration will be held in [***] and conducted in English. The Arbitrators shall, within [***] ([***]) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

11.4.4. Cost Sharing and Continued Performance. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 11.4 (Dispute Resolution), and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 11.4.3 (Arbitration Procedure); provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 11.4.3 (Arbitration Procedure) is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator under this Section 11.4 (Dispute Resolution) shall be deemed Confidential Information of both Parties under Article 7 (Confidentiality and Non-Disclosure).

11.4.5. Injunction and Other Remedy. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such dispute is not resolved by the Senior Officers as set forth in Section 11.4.1 (Escalation to Senior Officers), such dispute shall not be submitted to an arbitration proceeding and instead, unless otherwise agreed by the Parties in writing, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

11.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the California, U.S., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.6. Notices.

11.6.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or (if applicable) sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.6.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.6.1 (Notice Requirements), with a courtesy copy sent by email, which will not constitute notice. Such notice shall be deemed to have been given as of the date delivered by hand or (if applicable) transmitted by facsimile (with transmission confirmed) or on the [***] Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile (if applicable) shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 11.6.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.6.2. Address for Notice.

If to Newsoara, to:

[***]

Attention: Benny Li

Email: [***]

Facsimile: [***]

If to Genelux, to:

2625 Townsgate Road

Suite 230

Westlake Village, CA 91361

Attention: Thomas D. Zindrick

Email: [***]

Facsimile:

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Jason Kent

Email: [***]

11.7. Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

11.8. Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in English.

11.9. Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Sections 2.3 (Restrictions), 2.7 (Non-Compete), Article 6 (Intellectual Property) and Article 7 (Confidentiality and Non-Disclosure) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 11.9 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11.10. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.11. No Benefit to Third Parties. Except as provided in Article 9 (Indemnity), covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights or enforceable by on any other Persons.

11.12. Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.13. Relationship of the Parties. It is expressly agreed that Genelux, on the one hand, and Newsoara, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture or agency. Neither Genelux, on the one hand, nor Newsoara, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

11.14. Foreign Corrupt Practices Act Compliance. Newsoara hereby represents, warrants and covenants to Genelux that neither Newsoara nor its Affiliates have given or promised to give, nor will make, offer, agree to make or authorize any payment or other transfer anything of value, directly or indirectly, to (a) any Government or Public Official; (b) any political party, party official or candidate for public or political office; (c) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (a) or (b) above; or (d) any owner, director, employee, representative or agent of any actual or potential customer of Newsoara or its Affiliates, in each case if any such transfer of value would be a violation of any Applicable Laws. Newsoara agrees on behalf of itself and its Affiliates to comply with all applicable anti-bribery laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, Newsoara represents, warrants and covenants that Newsoara and its Affiliates shall comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Anti-Bribery Act, both as revised from time to time, as well as similar Applicable Laws of the country where Newsoara and each of its Affiliates has its principal place of business and where Newsoara and each of its Affiliates conducts activities under this Agreement, and to take no action that would reasonably be deemed to cause Genelux to be in violation of the FCPA, the UK Anti-Bribery Act or similar Applicable Laws of the country where a Party has its principal place of business and where it conducts activities under this Agreement. Additionally, Newsoara and its Affiliates will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable Genelux to ensure compliance with Applicable Laws related to anti-bribery concerns. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

11.15. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto, and (d) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

11.16. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The word “will” will be construed to have the same meaning and effects as the word “shall.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

11.17. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

For and on behalf of		For and on behalf of

Genelux Corporation		Newsoara BioPharma Co. Ltd

By:	_/s/ Thomas Zindrick	By:	_/s/ Benny Li
Name: Thomas Zindrick		Name: Benny Li
Title: President and CEO		Title: CEO

[Signature Page to Collaboration Agreement]

Schedule 1.43

Genelux Patents

[***]

Schedule 1.60

Licensed Virus

[***]

Schedule 1.104

V-VET1 Virus

[***]

Schedule 2.4.2

Payments for Derived Product

If Genelux exercise its right to develop and commercialize any Derived Product, then Genelux shall pay the following payments to Newsoara:

●	Milestone payments

On a Derived Product-by-Derived Product basis, Genelux shall pay to Newsoara the following payments within [***] ([***]) days of Genelux’s receipt of invoice issued by Newsoara for the corresponding payments after the first achievement or occurrence of each of the following milestone events by Genelux or any of its Affiliates or sublicensees with respect to each Derived Molecule or Derived Product:

Development Milestone Events outside the Territory	Development Milestone Payments
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

Commercial Milestone Events outside the Territory	Development Milestone Payments
The annual Net Sales of all Derived Product(s) in the Territory in any Calendar Year exceeds [***].	[	***]
The annual Net Sales of all Derived Product(s) in the Territory in any Calendar Year exceeds [***].	[	***]
The annual Net Sales of all Derived Product(s) in the Territory in any Calendar Year exceeds [***].	[	***]
The annual Net Sales of all Derived Product(s) in the Territory in any Calendar Year exceeds [***].	[	***]
The annual Net Sales of all Derived Product(s) in the Territory in any Calendar Year exceeds [***].	[	***]
The annual Net Sales of all Derived Product(s) in the Territory in any Calendar Year exceeds [***].	[	***]

●	Royalties

During the royalty term*, on a Derived Product-by-Derived Product basis, Genelux shall pay Newsoara a royalty based on the corresponding amount of Net Sales of such Derived Product outside the Territory multiplied by the applicable royalty rate in each Calendar Year, as set forth below.

*

For the purpose of this definition, royalty term means, with respect to a Derived Product, and each country or region outside the Territory, the period beginning on the date of First Commercial Sale of such Derived Product in such country or region and ending on the last to occur of: (a) the expiration of the last to expire Patent (including any applicable patent term extension) licensed to Genelux according to Section 2.4.2 (Derived Product) in such country or region; (b) the tenth (10th) anniversary of the First Commercial Sale of such Derived Product in such country or region; and (c) the expiration of all Regulatory Exclusivity for such Derived Product in such country or region.

The royalty reduction set forth in Section 5.3.2 (Royalty Reductions) shall apply mutatis mutandis to royalty payments on Net Sales of Derived Product.

Annual Net Sales of a Derived Product:	Royalty Rate for such Derived Product
On the increment of annual Net Sales of any Derived Product less than or equal to [***]	[	***]
On the increment of annual Net Sales of any Derived Product greater than [***] and less than or equal to [***]	[	***]
On the increment of annual Net Sales of any Derived Product greater than [***] and less than or equal to [***]	[	***]
On the increment of annual Net Sales of any Derived Product greater than [***] and less than or equal to [***]	[	***]
On the increment of annual Net Sales of any Derived Product greater than [***] and less than or equal to [***]	[	***]
On the increment of annual Net Sales of any Derived Product greater than [***]	[	***]

Schedule 4.1.4

Development Plan

[***]

Schedule 4.1.5

NSCLC Multi-Center Trial Plan

[***]

Schedule 4.1.5(f)

NSCLC Multi-Center Trial Budget

[***]

Schedule 7.4

Public Announcements

[***]